EXHIBIT 10.1

Execution Version

SECOND LIEN CREDIT, SECURITY
AND PLEDGE AGREEMENT

Dated as of December 15, 2010

among

KEY BRAND ENTERTAINMENT INC.
as the Borrower,

THEATRE DIRECT NY, INC.
as the Company,

and

HOLLYWOOD MEDIA CORP.
as the Lender

Notwithstanding anything herein to the contrary, the payment of and security for the principal amount of the indebtedness evidenced by this instrument and the interest accruing thereon is subject to the provisions of the Subordination and Intercreditor Agreement dated as of December 15, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) by and among Key Brand Entertainment Inc., as Borrower, Hollywood Media Corp., as Subordinated Lender and JPMorgan Chase Bank, N.A., as Senior Agent.  If there is a conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement will control.

i

(continued)

(continued)

(continued)

(continued)

Page

Exhibits:

A           Form of Note
B           Form of Copyright Security Agreement
C           Form of Trademark Security Agreement

Schedules:

3.1         Existence and Power
3.8         ERISA
3.9         Security Interest Filing Offices
10.1       Initial Pledged Securities

v

SECOND LIEN CREDIT, SECURITY AND PLEDGE AGREEMENT dated as of December 15, 2010 (as amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”) among (i) KEY BRAND ENTERTAINMENT INC., a Delaware corporation (the “Borrower”), (ii) THEATRE DIRECT NY, INC., a Delaware corporation (the “Company”), and (iii) HOLLYWOOD MEDIA CORP., a Florida corporation (the “Lender”).

INTRODUCTORY STATEMENT

All terms used in this Introductory Statement and not otherwise defined above or in this Introductory Statement shall have the meanings given to them in Article 1 hereof or elsewhere herein.

The Borrower has requested that the Lender make available to the Borrower a five year senior subordinated secured term loan facility in the aggregate amount of $8,500,000, subject to reduction in amount upon the terms described herein (the “Facility”).

Subject to the terms and conditions of this Credit Agreement, the Facility will be used to finance the Hollywood Acquisition simultaneously with the closing of the Facility.

To provide assurance for the repayment of the Loan and payment and performance of the other Obligations of the Borrower hereunder, the Borrower will, among other things, provide or cause to be provided to the Lender, the following (each as more fully described herein):

(i)	a second ranking security interest in the Collateral from the applicable Collateral Parties pursuant to Article 8 hereof subject to Permitted Encumbrances; and

(ii)	a second ranking pledge by each of the Pledgors of the Pledged Securities owned by it pursuant to Article 10 hereof subject to Permitted Encumbrances.

Subject to, and upon, the terms and conditions set forth herein, the Lender is willing to make a Loan to the Borrower as provided herein in an aggregate amount at any one time outstanding not in excess of $8,500,000.

Accordingly, the parties hereto hereby agree as follows:

ARTICLE 1  –   DEFINITIONS

For the purposes hereof unless the context otherwise requires, all Section references herein shall be deemed to correspond with Sections herein, the following terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP, all terms defined in the UCC and not otherwise defined herein shall have the respective meanings accorded to them therein unless the context otherwise requires and the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.”  Unless the context otherwise requires, any of the following terms may be used in the singular or the plural, depending on the reference:

“Account Control Agreement” shall mean an account control agreement in form and substance reasonably satisfactory to the Lender, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Adverse Ticketing Regulations Event” shall mean the occurrence of any adverse change in state or federal ticketing regulations that takes effect within two years of the Closing Date that restricts or limits the amount of services fees that may be charged on the resale of tickets.

“Adverse Ticketing Regulations Reduction Amount” shall mean the amount by which the Loan may be reduced, in an amount not to exceed $5,000,000, as a result of an Adverse Ticketing Regulations Event; provided, that the actual amount of such reduction shall be determined by a valuation firm mutually acceptable to the Lender and the Borrower.

“Affiliate” shall mean any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, another Person.  For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

“Applicable Law” shall mean all provisions of statutes, rules, regulations and orders of the United States, any state, province or territory thereof or municipality therein or of any foreign governmental body or of any regulatory agency applicable to the Person in question, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

“Authorized Officer” as applied to any Credit Party, shall mean the Chief Executive Officer, President, Vice President, Chief Financial Officer or Treasurer of that Credit Party (or equivalent position in the case of a limited liability company or limited partnership).

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning given to such term in the preamble of this Credit Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in the State of New York or the State of California.

“Capital Lease” as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateral Account” shall have the meaning given to such term in Section 11.1 hereof.

“Cash Equivalents” shall have the meaning given to such term in the JPM Credit Agreement as in effect on the Closing Date.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation, expropriation or other taking of, such property for which such Person or any of its Subsidiaries receives, or has the right to receive, insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Control” shall mean a change of ownership which results in (i) Key Brand Holdings LLC and other shareholders of the Borrower subject to voting trust or other shareholders’ rights agreements binding such shareholders to vote along with Key Brand Holdings LLC, failing to own directly or indirectly (through one or more Subsidiaries) more than 50% of the voting and economic Equity Interests in the Borrower and failing to have effective control of the Borrower’s board of directors or (ii) the Borrower failing to own directly 100% (other than as a result of the exercise of the Hollywood Warrants or issuance of up to 5% of the Equity Interests in the Company to management and directors) of the voting and economic Equity Interests in the Company and failing to have effective control of the Company’s board of directors or (iii) any Theatre Direct Company ceasing to own 100% of the Equity Interest, voting rights and management control rights of any of its wholly owned Subsidiaries except for a sale or dissolution of a Subsidiary as permitted herein.

“Closing Date” shall mean the date of this Credit Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as now and hereafter in effect, as codified at 26 U.S.C. § 1 et seq. or any successor provision thereto.

“Collateral” shall mean (i) with respect to each applicable Collateral Party, all of such Collateral Party’s right, title and interest in and to all Real Property Assets, including all personal property, tangible and intangible, wherever located or situated and whether now owned, presently existing or hereafter acquired or created, including, but not limited to, all goods, accounts, instruments, intercompany obligations, contract rights, partnership and Joint Venture interests, documents, chattel paper, general intangibles, payment intangibles, goodwill, equipment, machinery, Inventory, investment property, copyrights, trademarks, trade names, insurance proceeds, cash, deposit accounts, letter of credit rights and (ii) the Pledged Securities, and (iii) with respect to the items described in clause (i) or clause (ii) of this definition of Collateral, any proceeds thereof, products thereof or income therefrom; provided, however, that anything to the contrary herein notwithstanding, the Collateral shall not include any contract, license or general intangible to which such Collateral Party is a party if and to the extent such contract, license or general intangible is subject to express contractual provisions prohibiting the creation of a security interest in the right, title or interest of such Collateral Party therein and such creation would, in and of itself, cause or result in a default thereunder enabling another Person party to such contract, license or general intangible to terminate the same or enforce material remedies thereunder; except in each case to the extent that (x) such prohibition has been waived or such other Person has otherwise consented to the creation hereunder of a security interest in such contract, license or general intangible or (y) such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of Article 9 of the Uniform Commercial Code, as applicable and as then in effect in any relevant jurisdiction, or any other Applicable Law (including the Bankruptcy Code) or principles of equity and provided, further, that immediately upon the ineffectiveness, lapse or termination of any such prohibiting provision, such Collateral Party shall be deemed to have granted a security interest in, all its rights, title and interest in and to such contract, license or general intangible as if such provision had never been in effect and provided, further, the Collateral shall not include any dividend or distributions made by a Theatre Direct Company on its stock to Borrower to the extent permitted by the terms hereof, including, without limitation, the requirement that no Event of Default existed at the time of such dividend or distribution.

“Collateral Party” shall mean the Company and each of its Domestic Subsidiaries.

“Company” shall have the meaning given to such term in the preamble of this Credit Agreement.

“Consolidated” shall mean financial information of the Borrower and its Consolidated Subsidiaries consolidated in accordance with GAAP.

“Consolidated Subsidiary” shall mean, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Copyright Security Agreement” shall mean a Copyright Security Agreement, substantially in the form of Exhibit B hereto executed by each Collateral Party, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Credit Agreement” shall have the meaning given to such term in the preamble of this Credit Agreement.

“Credit Parties” shall mean the Borrower, the Company and each of the Company’s Domestic Subsidiaries; and “Credit Party” shall mean any one of them.

“Default” shall mean any Event of Default and any event, act or condition which with notice or lapse of the cure period set forth therein (if any), or both, would constitute an Event of Default.

“Disposition” shall mean any sale, assignment, transfer or other disposition of any asset by a Theatre Direct Company to any Person (other than to any other Theatre Direct Company), except for (a) sales of Inventory to customers in the ordinary course of business and dispositions of obsolete, worn out or damaged Inventory or equipment not used in the business, or (b) any condemnation or taking of such assets by eminent domain or expropriation proceeding.

“Dollars” and “$” shall mean lawful money of the United States.

“Domestic Pledged Securities” shall mean 100% of the Equity Interests (both voting and economic) of the Company and any direct or indirect Domestic Subsidiary.

“Domestic Subsidiary” shall mean a direct or indirect Subsidiary of the Company incorporated or organized under the laws of the United States or any State within the United States.

“Earnout Amount” shall mean the Level 1 Earnout Amount plus the Level 2 Earnout Amount.

“Environmental Laws” shall have the meaning given to such term in the JPM Credit Agreement.

“Environmental Permit” shall have the meaning given to such term in the JPM Credit Agreement.

“Equity Interests” means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person or any warrants, options or other rights to acquire such interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as heretofore and hereafter amended and in effect on the applicable date, as codified at 29 U.S.C. § 1001 et seq. and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which is treated as a single employer with any Credit Party under Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” shall have the meaning given to such term in Article 7 hereof

“Excluded Taxes” shall mean, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder (a) income or franchise taxes imposed on (or measured by) its net income by (i) the United States, (ii) the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, or (iii) any Governmental Authority as a result of a present or former connection between such recipient and the jurisdiction of such Governmental Authority (other than any such connection arising from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the loan documents), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is imposed on amounts payable to the Lender at the time the Lender becomes a party to this Credit Agreement (or designates a new lending office) or is attributable to the Lender’s failure to comply with Section 2.9(e) or Section 2.9(f), except to the extent that the Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.9(a) and (d) all liabilities, penalties and interest with respect to any of the foregoing Excluded Taxes.

“Facility” shall have the meaning given to such term in the Introductory Statement hereof.

“Federal Securities Laws” shall have the meaning given to such term in Section 10.6 hereof.

“First-Tier Foreign Subsidiary” shall mean any Foreign Subsidiary the Equity Interests in which are directly (as opposed to indirectly) owned by the Company.

“Foreign Pledged Securities” shall mean 100% of the Equity Interests (both voting and economic) of any direct or indirect Foreign Subsidiary of the Company, except for the Unpledged Securities.

“Foreign Security Documents” shall mean any documents or instruments creating or perfecting a security interest in Collateral outside the United States.

“Foreign Subsidiary” shall mean a direct or indirect Subsidiary of the Company that is incorporated or organized in a jurisdiction outside of the United States.

“Fundamental Documents” shall mean this Credit Agreement, the Note, the Copyright Security Agreement (with all supplements thereto), the Trademark Security Agreement (with all supplements thereto), the Foreign Security Documents, the Mortgages, the Intercreditor Agreement, the UCC financing statements and any other documents or instruments utilized to pledge or grant a security interest or Lien on any Collateral or any other documents or instruments related to the Facility so designated by the Lender, in each case, as amended, amended and restated, supplemented or otherwise modified in any respect.

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time consistently applied (except for accounting changes in response to Financial Accounting Standards Board releases or other authoritative pronouncements).

“Governmental Authority” shall mean any federal, state, provincial, territorial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or my court, in each case whether of the United States or any foreign jurisdiction.

“Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services, in each case, primarily for the purpose of assuring the performance by the primary obligor of any such primary obligation; provided, however, that the term Guaranty shall not include endorsements for collection or collections for deposit, in either case in the ordinary course of business or any guaranty by a Theatre Direct Company existing prior to the Closing Date.  The amount of any Guaranty shall be deemed to be an amount equal to (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)) or (y) the stated maximum liability under such Guaranty, whichever is less.

“Hazardous Materials” shall have the meaning given to such term in the JPM Credit Agreement.

“Hollywood” shall mean Hollywood Media Corp., a Florida corporation.

“Hollywood Acquisition” shall mean the acquisition by the Borrower of the Shares (as defined in the Hollywood SPA) in accordance with and pursuant to the terms of the Hollywood SPA.

“Hollywood Closing Documents” shall mean collectively, the Hollywood SPA, the Hollywood Warrants, the Transition Services Agreement and all other documents entered into by any Credit Party in connection with the closing of the Hollywood Acquisition (other than the Fundamental Documents) as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Hollywood SPA” shall mean that certain Stock Purchase Agreement, dated as of December 22, 2009, by and between Hollywood as “Selling Stockholder” thereunder, and the Borrower as “Purchaser” thereunder, as amended, together with all exhibits and schedules thereto.

“Hollywood Warrants” shall mean that certain Warrant to purchase shares of common stock of the Company issued pursuant to the Hollywood SPA.

“Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables payable within ninety (90) days and which are not liabilities on such Person’s balance sheet); (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (iii) obligations of such Person under Capital Leases; (iv) deferred payment obligations of such Person resulting from the adjudication or settlement of any litigation; and (v) indebtedness of others of the type described in clauses (i), (ii), (iii) and (iv) hereof which such Person has (a) directly or indirectly assumed or guaranteed in connection with a Guaranty or (b) secured by a Lien on the assets of such Person, whether or not such Person has assumed such indebtedness (provided, that if such Person has not assumed such Indebtedness of another Person then the amount of Indebtedness of such Person pursuant to this clause (v) for purposes of definitive credit documentation shall be equal to the lesser of the amount of such indebtedness of the other Person or the fair market value of the assets of such Person which secure such other indebtedness).

“Indemnified Party” shall have the meaning given to such term in Section 13.5 hereof.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Information” shall have the meaning given to such term in Section 13.19 hereof.

“Instrument of Assumption and Joinder” shall mean an Instrument of Assumption and Joinder in form and substance reasonably satisfactory to the Lender, to be completed by any Subsidiary of the Company created or acquired after the Closing Date that becomes a “Credit Party” pursuant to the terms of this Credit Agreement.

“Intercreditor Agreement” shall mean that certain intercreditor agreement, dated as of the Closing Date, by and among, inter alios, the JPM Administrative Agent, the Lender and the Borrower, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Credit Agreement and such Intercreditor Agreement.

“Interest Deficit” shall have the meaning given to such term in Section 2.10 hereof.

“Interest Payment Date” shall mean the last Business Day of each March, June, September and December of each fiscal year.

“Inventory” shall mean all goods (including tickets) held for sale in connection with the Theatre Direct Companies’ business.

“Investment” shall mean the purchase of any stock, evidence of indebtedness or other security of any other Person, and any loan, advance, contribution of capital, extension of credit or commitment therefor (including, without limitation, the Guaranty of loans made to others, but excluding trade and customer accounts receivable arising in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business).

“Joint Venture” shall mean any Investment with another Person(s) in the form of the acquisition or ownership of minority Equity Interests (and related capital accounts or interests) in a legal entity formed for the purpose of conducting one or more specified business activities with such other Person(s); provided, that, for the avoidance of doubt, each of Historic Theatre Group, LLC, a Delaware limited liability company, The Booking Group, LLC, a New York limited liability company, Networks Presentations, LLC, a Texas limited liability company, J&H Touring Company, L.P., a Texas limited partnership, The Marketing Division, LLC, a Delaware limited liability company, and Creative Licensing Group, LLC, a Delaware limited liability company, shall be considered Joint Ventures hereunder.

“JPM Administrative Agent” shall mean JPMorgan Bank, N.A., as administrative agent under the JPM Credit Agreement, and its successors and assigns.

“JPM Credit Agreement” shall mean that certain Credit, Security, Pledge and Guaranty Agreement, dated as of January 23, 2008, by and among, inter alios, the Borrower, Eagle Eye Entertainment Inc., as successor to Toronto Theater Ltd., the guarantors and lenders named therein, and the JPM Administrative Agent, as amended by that certain Amendment No. 1 to the JPM Credit Agreement, dated as of August 22, 2008, that certain Amendment No. 2, dated as of December 22, 2009, that certain Amendment No. 3, Consent and Waiver dated as of May 25, 2010 and that certain Amendment No. 4 dated as of November 3, 2010 and as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance with Section 6.12.

“JPM Obligations” shall have the meaning given to the term “Obligations” in the JPM Credit Agreement.

“Lender” shall have the meaning given to such term in the preamble of this Credit Agreement, and shall include any assignee of the Lender pursuant to Section 13.3 hereof.

“Level 1 Earnout Amount” shall mean $7,500,000 plus the Level 1 Regulatory Earnout Amount, if any.

“Level 1 Regulatory Earnout Amount” shall mean the applicable portion of any reduction to the principal amount of the Loan (in accordance with the terms of this Credit Agreement) as a result of any Adverse Ticketing Regulations Event.

“Level 2 Earnout Amount” shall mean $7,500,000 plus the Level 2 Regulatory Earnout Amount, if any.

“Level 2 Regulatory Earnout Amount” shall mean the applicable portion of any reduction to the principal amount of the Loan (in accordance with the terms of this Credit Agreement) as a result of any Adverse Ticketing Regulations Event.

“Lien” shall mean any mortgage, copyright mortgage, pledge, security interest, encumbrance, lien, encroachment, adverse claim, option, easement, right of way, right of first refusal or first offer, covenant, restriction, occupancy right, or charge of any kind whatsoever (including, without limitation, any conditional sale or other title retention agreement, any agreement to grant a security interest at a future date, any lease in the nature of security, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

“Loan” shall have the meaning given to such term in Section 2.1(a) hereof.

“Margin Stock” shall be as defined in Regulation U and Regulation X of the Board.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Collateral, business, operations, financial condition, prospects (which, for the avoidance of doubt, shall not include projections or forward looking statements), liabilities or capitalization of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform its obligations under any of the Fundamental Documents to which it is a party, (c) the validity or enforceability of any of the Fundamental Documents, (d) the rights, remedies, powers and privileges of the Lender under any of the Fundamental Documents or (e) the ability of the Borrower to make timely payment of the Obligations when due.

“Material Agreements” shall mean each contract or agreement to which a Collateral Party is a party that, individually or in the aggregate, accounts for ten percent (10%) or more of the revenues or expenses of the Collateral Parties in any calendar year.

“Material Hollywood IP” means the “broadway.com” domain name, the “1-800-Broadway” toll-free telephone number and the website, databases and ticketing software associated therewith.

“Maturity Date” shall mean the five year anniversary of the Closing Date.

“Mortgages” shall mean each of the mortgages, deeds of trust or equivalent instruments (and all related fixture filings) creating a Lien in or upon Real Property Assets made by any Collateral Party in favor of, or for the benefit of, the Lender, in form and substance acceptable to the Lender, as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a plan described in Section 4001(a)(3) of ERISA.

“Net Available Proceeds” shall mean: (a) in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition; and (b) in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation or expropriation awards and other compensation received by the Company or any of its Subsidiaries in respect of such Casualty Event net of (A) reasonable out-of-pocket expenses incurred by the Borrower or any of its Subsidiaries in connection with the collection of same, (B) contractually required payments of Indebtedness to the extent secured by a Lien on the property subject to such Casualty Event, (C) any income taxes payable by the Borrower or any of its Subsidiaries in respect of such Casualty Event and (D) all amounts required to be repaid (and actually repaid) under the JPM Credit Agreement.

“Net Cash Payments” shall mean, with respect to any Disposition, the aggregate amount of all cash payments received by the Company or any of its Subsidiaries directly or indirectly in connection with such Disposition; provided, that (a) Net Cash Payments shall be net of any reasonable and bona fide out-of-pocket costs incurred in connection with such Disposition, including (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower or any of its Subsidiaries in connection with such Disposition, (ii) any Federal, state, provincial and local income or other taxes estimated to be payable by the Borrower or any of its Subsidiaries as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Governmental Authority within three (3) months of the date of such Disposition or reserved pending later payment or distribution for payment of taxes) and (iii) all amounts required to be repaid (and actually repaid) under the JPM Credit Agreement.

“Note” shall have the meaning given to such term in Section 2.3(a) hereof.

“Notice of Assignment and Irrevocable Instructions” shall mean a Notice of Assignment and Irrevocable Instructions in form and substance reasonably satisfactory to the Lender.

“Obligations” shall mean (A) the obligation of the Borrower to make due and punctual payment of principal of and interest on the Loan, costs and attorneys’ fees and all other monetary obligations of the Borrower to the Lender under this Credit Agreement, the Note, any other Fundamental Document and (B) the performance obligations of the Borrower and the Credit Parties under this Credit Agreement and the other Fundamental Documents.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall mean any “pension plan” (within the meaning of Section 3(2) of ERISA) other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA and is subject to Title IV of ERISA and that is maintained or contributed to by any Credit Party or by any ERISA Affiliate.

“Permitted Encumbrances” shall mean the Liens permitted under subclauses (a) and (c) of Section 6.2 hereof, Liens under the JPM Credit Agreement, Liens existing prior to the date hereof or Liens arising due to (i) the actions or omissions of the Lender or any Collateral Party prior to the date hereof or (ii) facts or circumstances existing prior to the date hereof.

“Person” shall mean any natural person, corporation, partnership, trust, Joint Venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan or a Pension Plan, maintained or contributed to by any Credit Party, or by any ERISA Affiliate.

“Pledged Collateral” shall mean the Pledged Securities and any proceeds (as defined in Section 9-102(a)(64) of the UCC) of the Pledged Securities.

“Pledged Securities” shall mean the Domestic Pledged Securities and the Foreign Pledged Securities.

“Pledgors” shall mean each Credit Party that owns any of the Pledged Securities.

“Real Property Assets” shall mean as of any time, all parcels of real property, owned directly or indirectly, or leased, managed or operated at such time by any Collateral Party, together with in each case, all buildings, improvements, appurtenant fixtures and equipment, easements and other property and rights incidental or appurtenant to the ownership, lease, management or operation (as applicable) of such parcel of real property or any of the foregoing (in case of any property subject to a Mortgage, Real Property Assets shall include all items intended to be mortgaged by such Mortgage).

“Regulation T,” “Regulation U” or “Regulation X” shall mean such regulation of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” shall have the meaning given to such term in the JPM Credit Agreement.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC has been or would have been waived under applicable regulations had the regulations in effect on the Closing Date been in effect on the date of occurrence of such Reportable Event.

“Restricted Payment” shall mean (i) any distribution, cash dividend or other direct or indirect payment on account of shares of any Equity Interest in any Credit Party, (ii) any redemption or other acquisition, re-acquisition or retirement by a Credit Party of any Equity Interest in any Credit Party or an Affiliate of any Credit Party, now or hereafter outstanding, (iii) any payment made to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any Equity Interest in any Credit Party or an Affiliate of any Credit Party, now or hereafter outstanding, (iv) any payment under any Synthetic Purchase Agreement, and (v) any payment under any Subordinated Debt.

“Submitting Party” shall have the meaning given to such term in Section 13.13 hereof

“Subordinated Creditors” shall have the meaning given to such term in the definition of “Subordinated Debt”.

“Subordinated Debt” shall mean all Indebtedness of any of the Credit Parties that is subordinated to the Obligations pursuant to written intercreditor and subordination agreements with the lenders or holders thereof and any agent or trustee acting on their behalf (collectively, the “Subordinated Creditors”) satisfactory to the Lender in its sole discretion, containing interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to the Lender in its sole discretion.

“Subsidiary” shall mean, with respect to any Person, any corporation, association, Joint Venture, partnership, limited liability company or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.  Notwithstanding the foregoing, unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” of the Borrower shall exclude the Joint Ventures.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Credit Party shall be a Swap Agreement.

“Synthetic Purchase Agreement” means any Swap Agreement or similar agreement or combination of agreements pursuant to which any Credit Party is or may become obligated to make (i) any payment in connection with a purchase by any third party from a Person other than a Credit Party of any Equity Interest in any Credit Party or any subordinated Indebtedness, or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest in any Credit Party or any subordinated Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest in any Credit Party or any subordinated Indebtedness; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Credit Party or its Subsidiaries shall be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings or similar charges in the nature of a tax imposed by any Governmental Authority, together with any interest, fines and penalties with respect thereto.

“Theatre Direct Companies” means the Company and each of its Subsidiaries; and “Theatre Direct Company” means any of them.

“Trademark Security Agreement” shall mean a Trademark Security Agreement substantially in the form of Exhibit C hereto to be executed by each applicable Collateral Party, as such agreement may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Transition Services Agreement” shall mean that certain Transition Services Agreement, by and between Hollywood and the Borrower, dated as of even date herewith.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York on the date of execution of this Credit Agreement (as amended from time to time).

“United States” or “US” shall mean the United States of America.

“Unpledged Securities” shall mean Equity Interests (a) in any Theatre Direct Company as to which the Lender shall have determined in its sole discretion that the cost of perfecting a Lien thereon is disproportionate to the benefit to be realized by the Lender, (b) in any Subsidiary of the Company that is not a First-Tier Foreign Subsidiary or (c) in excess of sixty-five percent (65%) of the Equity Interests in any First-Tier Foreign Subsidiary.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

ARTICLE 2  –   THE LOAN

Section 2.1                          Loan.

(a)           The Lender agrees, upon the terms and subject to the conditions hereof, to make a loan to the Borrower (the “Loan”) for the purpose set out in Section 5.17, on the Closing Date, in an aggregate principal amount equal to $8,500,000, and the Loan shall be deemed to be made in connection with the payment of consideration for the closing of the Hollywood Acquisition.

(b)           Any amounts repaid hereunder may not be reborrowed.

Section 2.2                          [Intentionally Left Blank]

Section 2.3                          Note: Repayment.

(a)           If requested by the Lender, the Loan shall be evidenced by a note in the Lender’s favor substantially in the form of Exhibit A hereto (the “Note”) in the face amount of the Loan, payable to the order of the Lender, duly executed by the Borrower and dated as of the Closing Date.

(b)           The outstanding principal balance of the Loan shall be payable in full on the Maturity Date, subject to mandatory prepayment as provided in Section 2.4 hereof and acceleration as provided in Article 7 hereof.

(c)           The Loan shall bear interest on the outstanding principal balance thereof as set forth in Section 2.5 hereof.  The Lender is hereby authorized by the Borrower, but not obligated, to enter the amount of the Loan and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to the Note; provided, however, that the failure of the Lender to set forth such Loan, any principal payments or any other information on the Note shall not in any manner affect the obligations of the Borrower to repay the Loan.

Section 2.4                          Reduction of the Loan; Mandatory Repayments.

(a)           Subject to the Intercreditor Agreement, upon the occurrence of any Disposition, the Borrower shall prepay the Facility in an amount equal to the Net Available Proceeds of such Disposition.

(b)           If a Change in Control occurs, or there is a sale of all or substantially all of the assets of the Company or the Borrower, then the outstanding Loan, together with accrued and unpaid interest and all other amounts accrued and outstanding under the Fundamental Documents, shall become immediately due and payable.

(c)           To the extent that an Adverse Ticketing Regulations Event occurs, subject to the proviso at the end of this paragraph (c), the Loan shall be deemed to be prepaid in an amount equal to the Adverse Ticketing Regulations Reduction Amount; provided, however, if the entire Earnout Amount has then been earned, there will be no Adverse Ticketing Regulations Reduction Amount applied to the Loan.

Section 2.5                         Interest.

(a)           Interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to twelve per cent (12%). Interest shall be payable on each applicable Interest Payment Date and on the Maturity Date.

(b)           Anything in this Credit Agreement or the Note to the contrary notwithstanding, the interest rate on the Loan shall in no event be in excess of the maximum permitted by Applicable Law.

Section 2.6                         Default Interest.  If the Borrower shall default in the payment when due of the principal of, or interest on the Loan becoming due hereunder, whether at stated maturity, by acceleration or otherwise, or the payment of any other amount becoming due hereunder after written notification from the Lender to the Borrower of such amount, the Lender may demand in writing that the Borrower from time to time pay, and the Borrower shall pay, interest, to the extent permitted by Applicable Law, on overdue amounts outstanding from the due date thereof up to the date of actual payment of such defaulted amount (after as well as before judgment), at two percent (2%) in excess of the rate then in effect for the Loan.

Section 2.7                         Voluntary Prepayment of the Loan; Reimbursement of the Lender.

(a)           Subject to the terms of paragraph (b) of this Section 2.7, the Borrower shall have the right at its option at any time and from time to time to prepay without premium or penalty the Loan, in whole or in part, upon at least three (3) Business Days’ prior written, telephonic (promptly confirmed in writing) or facsimile notice, in the principal amount of $25,000 or such greater amount which is an integral multiple of $25,000 if prepaid in part, or the remaining balance of the Loan if prepaid in full.  Each notice of prepayment shall specify the prepayment date, and the principal amount thereof shall be irrevocable and shall commit the Borrower to prepay the Loan in the amount and on the date stated therein. All prepayments under this Section 2.7(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment.

(b)           In the event the Borrower fails to prepay the Loan on the date specified in any prepayment notice delivered pursuant to paragraph (a) of this Section 2.7, the Borrower shall pay to the Lender any amounts required to compensate the Lender for any actual loss incurred by the Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by the Lender to fulfill obligations incurred in anticipation of such prepayment.  The Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by the Lender, which certificates shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amounts shown on such certificate within thirty (30) days of the Borrower’ receipt of such certificate.

(c)           Except as otherwise specifically provided in this Article 2, should any payment or prepayment of principal of or interest on the Note or any other amount due hereunder, become due and payable on a day other than a Business Day, the due date of such payment or prepayment shall be extended to the next succeeding Business Day and, in the case of a payment or prepayment of principal, interest shall be payable thereon at the rate herein specified during such extension.

Section 2.8                         Manner of Payments.  All payments by the Borrower hereunder and under the Note shall be made in Dollars in Federal or other immediately available funds to the Lender, Attn. Mitchell Rubenstein, 560 Broadway, Suite 404, New York, New York 10012 (or such other address as shall be notified in accordance with Section 13.1), no later than 2:00 p.m., New York City time, on the date on which such payment shall be due.  Interest in respect of the Loan shall accrue from and including the date of the Loan to but excluding the date on which the Loan is paid.

Section 2.9                          Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)           The Borrower shall indemnify the Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.9) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender or on behalf of the Lender shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)           The Lender, if requested by the Borrower, shall deliver documentation prescribed by Applicable Law or reasonably requested by the Borrower to enable the Borrower to determine whether or not the Lender is subject to withholding, backup withholding or information reporting requirements.

(f)           If the Lender determines, in its sole discretion, that it has received a refund of or any credit for any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.9, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.9 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund or credit to such Governmental Authority.  This Section 2.9 shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.10                       Interest Adjustments.

(a)           If the provisions of this Credit Agreement or any Note would at any time require payment by the Borrower to the Lender of any amount of interest in excess of the maximum amount then permitted by Applicable Law, the interest payments to the Lender shall be reduced to the extent necessary so that the Lender shall not receive interest in excess of such maximum amount. If, as a result of the foregoing, the Lender shall receive interest payments hereunder or under the Note in an amount less than the amount otherwise provided hereunder, such deficit (hereinafter called the “Interest Deficit”) will, to the fullest extent permitted by Applicable Law, cumulate and will be carried forward (without interest) until the termination of this Credit Agreement. Interest otherwise payable to the Lender hereunder and under the Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing the Lender to receive interest in excess of the maximum amount then permitted by the law applicable to the Loan.

(b)           The amount of any Interest Deficit relating to the Loan and the Note shall be treated as a prepayment penalty and shall, to the fullest extent permitted by Applicable Law, be paid in full at the time of any optional prepayment by the Borrower to the Lender of the Loan at that time outstanding pursuant to Section 2.7(a) hereof.  The amount of any Interest Deficit relating to the Loan and the Note at the time of any complete payment of the Loan at that time outstanding (other than an optional prepayment thereof pursuant to Section 2.7(a) hereof) shall be canceled and not paid.

ARTICLE 3   –  REPRESENTATIONS AND WARRANTIES
OF THE BORROWER

In order to induce the Lender to enter into this Credit Agreement and to make the Loan provided for herein, the Borrower makes the following representations and warranties on and as of the Closing Date (after giving effect to the execution and delivery of the Fundamental Documents):

Section 3.1                         Existence and Power.

(a)           The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, its jurisdiction of organization and is qualified to do business and in good standing in all jurisdictions where the nature of its properties or business so requires except as disclosed on Schedule 3.1 and except where such failure to be so qualified would not (i) require payment of any material tax, filing fees or other amounts or (ii) materially interfere with the right of the Borrower to enter into valid and binding agreements and conduct its business in the ordinary course.

(b)           The Borrower has the power and authority (i) to own its properties and carry on its business as now being conducted and as intended to be conducted, (ii) to execute, deliver and perform, as applicable, its obligations under the Fundamental Documents and any other documents contemplated thereby to which it is or will be a party, (iii) to borrow hereunder, and (iv) to grant to the Lender, a security interest in the Pledged Securities, as contemplated by this Credit Agreement and the other Fundamental Documents to which it is or will be a party.

(c)           Schedule 3.1 is a correct and complete schedule showing (i) the Borrower’s legal name, (ii) the jurisdiction in which it was incorporated, (iii) the location of its chief executive office and (iv) all of the places where the Borrower keeps (or intends to keep) its books and records.

Section 3.2                         Authority and No Violation.  The execution, delivery and performance by the Borrower of this Credit Agreement and the other Fundamental Documents to which it is a party, the grant to the Lender of the security interest in the Pledged Securities as contemplated herein and by the other Fundamental Documents and the execution, delivery and performance of the Note (i) have been duly authorized by all necessary corporate action (or similar action) on the part of the Borrower, (ii) will not constitute a violation of any provision of Applicable Law or any order of any Governmental Authority applicable to the Borrower or any of its properties or assets, in each case in any material respect, (iii) will not violate any provision of the Certificate of Incorporation or By-Laws of the Borrower, (iv) will not violate any provision of any contract, agreement, indenture, bond, note or other similar instrument to which the Borrower is a party or by which the Borrower or any of its properties or assets are bound, other than where any such violation could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (v) will not be in conflict with, result in a material breach of, or constitute (with due notice or lapse of time or both) a material default under, or create any right to terminate, any Material Agreement of the Borrower (other than a Material Agreement existing prior to or as of the Closing Date) and (vi) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company other than as otherwise permitted by this Credit Agreement or the other Fundamental Documents and other than pursuant to any agreement to which a Theatre Direct Company is a party as of the Closing Date.

Section 3.3                         Governmental Approval.  All authorizations, approvals, registrations or filings from or with any Governmental Authority required for the consummation of the execution, delivery and performance by the Borrower of this Credit Agreement and the other Fundamental Documents to which it is a party, and the execution and delivery by the Borrower of the Note, have been duly obtained or made or duly applied for, and are in full force and effect, except for immaterial violations that could not reasonably be expected to (and would not if enforced by the relevant Governmental Authority) result in a requirement that the Borrower pay a material amount of money or the imposition of any fine or other enforcement action against the Lender, and could not reasonably be expected to (and could not if enforced by the relevant Governmental Authority) have a Material Adverse Effect; and if any further authorizations, approvals, registrations or filings should hereafter become necessary, the Borrower shall obtain or make all such authorizations, approvals, registrations or filings.

Section 3.4                         Binding Agreements.  This Credit Agreement and the other Fundamental Documents when executed, will constitute the legal, valid and binding obligations of each Credit Party that is a party thereto, enforceable against such Credit Party in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights generally and to general principles of equity.

Section 3.5                         Federal Reserve Regulations.  The Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loan will be used, directly or indirectly, whether immediately, incidentally or ultimately (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X thereto.

Section 3.6                         Investment Company Act.  The Borrower is not, nor will it during the term of this Credit Agreement be, (i) an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to regulation under the Federal Power Act or any foreign, federal or local statute or any other Applicable Law of the United States or any other jurisdiction, in each case limiting its ability to incur indebtedness for money borrowed as contemplated hereby or by any other Fundamental Document.

Section 3.7                         Taxes.  The Borrower has filed or caused to be filed all federal and all material state, local and foreign tax returns which are required to be filed with any Governmental Authority after giving effect to applicable extensions, and has paid or has caused to be paid all Taxes as shown on said returns which, if not paid, could become an obligation of any Theatre Direct Company or could become a Lien on the Collateral or, on any assessment received by the Borrower in writing which, if not paid, could become an obligation of any Theatre Direct Company or could become a Lien on the Collateral, to the extent that such taxes have become due, except as permitted by Section 5.11 hereof.  The Borrower does not know of any material additional assessments or any basis therefor which, if not paid, could become an obligation of any Theatre Direct Company or could become a Lien on the Collateral.  To the Borrower’s knowledge, the charges, accrual and reserves on its books in respect of taxes or other governmental charges are adequate in accordance with GAAP.

Section 3.8                         Compliance with ERISA.  Except as could not reasonably be expected to result in a Material Adverse Effect, each of the Borrower’s Plans has been maintained and operated by the Borrower in all respects in accordance with all Applicable Laws, including ERISA and the Code, each Plan (if any) intended to qualify under Section 401(a) of the Code so qualifies, no Reportable Event has occurred since January 23, 2008 as to any Plan of the Borrower, and the present value of all benefits under all Pension Plans (based on those assumptions used to fund such Plans) did not, in the aggregate, as of the last annual valuation date applicable thereto, exceed the actuarial value of the assets of such Pension Plans.  Except as disclosed on Schedule 3.8 or as could not reasonably be expected to result in a Material Adverse Effect, no liability has been, and, to the knowledge of the Borrower, no circumstances exist, in either case, pursuant to which any liability is reasonably likely to be imposed upon the Borrower which, if not paid, could become an obligation of any Theatre Direct Company or could become a Lien on the Collateral (i) under Sections 4971 through 4980E of the Code, Sections 502(i) or 502(1) of ERISA, or Title IV of ERISA with respect to any Plan, Pension Plan or Multiemployer Plan, (ii) for the failure to fulfill any obligation to contribute to any Multiemployer Plan, or (iii) with respect to any Plan that provides post-retirement welfare coverage (other than as required pursuant to Section 4980B of the Code or other Applicable Law).  Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and, to the knowledge of the Borrower, no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.

Section 3.9                         Security Interest.  This Credit Agreement and the other Fundamental Documents, when executed and delivered and, upon making of the Loan hereunder, will create and grant to the Lender upon (i) the filing of the appropriate UCC-1 financing statements with the filing offices listed on Schedule 3.9, (ii) the filing of the Copyright Security Agreements with the U.S. Copyright Office, (iii) the filing of the Trademark Security Agreement with the U.S. Patent and Trademark Office, and (iv) the delivery of the Pledged Securities with appropriate stock powers to the Lender, valid and second priority perfected security interests in the Collateral (except for those Permitted Encumbrances that have priority over the Liens of the Lender).

Section 3.10                       Pledged Securities.

(a)           All of the Pledged Securities are free and clear of any Liens granted by the Borrower, other than (i) those created pursuant to this Credit Agreement, and (ii) the Permitted Encumbrances, and there are no restrictions on the transfer of the Pledged Securities granted by the Borrower other than as a result of this Credit Agreement or applicable securities laws and the regulations promulgated thereunder.  The Borrower is the holder of the Pledged Securities of the Company transferred by the Lender pursuant to the Hollywood SPA.

(b)           Article 10 of this Credit Agreement creates in favor of the Lender a valid, binding and enforceable security interest in, and Lien upon, all right, title and interest of the respective Pledgors in the Pledged Securities owned by them and constitutes a perfected security interest and Lien upon all right, title and interest of the Pledgors in such Pledged Securities (provided, that the definitive instruments (if any) representing all Pledged Securities shall have been delivered to the Lender (or to the JPM Administrative Agent as gratuitous bailee for the Lender) (and the Lender (or the JPM Administrative Agent) has taken possession or control of such Pledged Securities in New York) together (in the case of Pledged Securities comprising capital stock) with appropriate undated stock powers endorsed or executed in blank by the appropriate Pledgor as required under Section 10.1 hereof).

Section 3.11                      Compliance with Laws.  The Borrower is not in violation of any Applicable Law except for such violations in the aggregate which could not reasonably be expected to have a Material Adverse Effect.  The Loan made hereunder and the intended use of the proceeds of the Loan as described in the Introductory Statement hereto and as contemplated by Section 5.17 hereof will not violate any Applicable Law applicable to the Borrower.

Section 3.12                       Solvency.  The Borrower has not entered, nor is it entering into, the arrangements contemplated hereby and by the other Fundamental Documents, nor does it intend to make any transfer or incur any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors.  On and as of the Closing Date, on a pro forma basis after giving effect to all Indebtedness (including the Loan) and all rights to contribution: (i) the Borrower believes that the sum of the present fair saleable value of the assets of the Borrower and the Theatre Direct Companies will exceed the probable liability of the Borrower and the Theatre Direct Companies on their debts; and (ii) the Borrower believes that it and the Theatre Direct Companies will not have incurred nor intend to, nor believes that they will incur, debts beyond their ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received by the Borrower and the Theatre Direct Companies from any source) and (iii) the Borrower believes that it and the Theatre Direct Companies will have sufficient capital with which to conduct its and their present and proposed businesses and that the property of the Borrower and the Theatre Direct Companies does not constitute unreasonably small capital with which to conduct their present or proposed business.  For purposes of this Section 3.12, “debt” means any liability or a claim. and “claim” means any (y) right to payment whether or not such right is reduced to judgment. liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

ARTICLE 4   –   DELIVERY OF DOCUMENTS

Section 4.1                         Concurrently with the execution hereof, the Borrower shall deliver to the Lender the following:

(a)           Certificate of Good Standing.  A certificate of the Secretary of State of Delaware, dated as of a recent date, as to the good standing of the Borrower.

(b)           Credit Agreement; Note.  An executed counterpart of this Credit Agreement which bear the signatures of the Credit Parties and if requested by the Lender, the Note executed by the Borrower in favor of the Lender.

(c)           Security and Other Documentation.  Fully executed copies of: (i) a Copyright Security Agreement listing each U.S. copyright registered, applied for or acquired by any Collateral Party (to the extent listed on Schedule 5.13(a) to the Hollywood SPA) executed by each such Collateral Party; (ii) a Trademark Security Agreement for each trademark in which any Collateral Party has any registered interest (as listed on Schedule 5.13(a) to the Hollywood SPA) executed by each such Collateral Party; (iii) appropriate UCC-1 financing statements relating to the Collateral; and (iv) all certificates evidencing any of the Pledged Securities required to be delivered to the Lender with appropriate undated stock or transfer powers executed in blank.

(d)           JPM Credit Agreement.  A copy, certified as true and correct, of the JPM Credit Agreement, together with all amendments thereto up to the Closing Date.

(e)           Hollywood Warrants.  The Hollywood Warrants required to be issued to the Lender in connection with the Hollywood Acquisition.

Section 4.2                         Conditions Precedent to the Loan.  The occurrence of the Closing Date shall be subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties. The representations and warranties set forth in Article 3 hereof and in the other Fundamental Documents shall be true and correct in all material respects on and as of the Closing Date.

(b)           No Event of Default. The officer executing this Credit Agreement has no actual knowledge (after due inquiry) that, on the Closing Date, a Default or Event of Default shall have occurred and be continuing, or a Default or Event of Default shall occur by reason of the making of the Loan.

The execution and delivery of this Credit Agreement shall be deemed to be a representation and warranty by the Borrower on the Closing Date as to the matters specified in this Section 4.2.

ARTICLE 5   –   AFFIRMATIVE COVENANTS

From the Closing Date and for so long as any amount shall remain outstanding under any Note or any monetary Obligation then due and payable shall remain unpaid or unsatisfied, each Credit Party agrees that, unless the Lender shall otherwise consent in writing, each of them will, and will cause each of the Theatre Direct Companies to:

Section 5.1                         Financial Statements and Reports.  Furnish or cause to be furnished to the Lender in electronic or hard form:

(a)           commencing with the fiscal year ending June 30, 2011 and within the time periods during which they are required to be submitted under the JPM Credit Agreement, the annual audited financial statements required to be provided in Section 5.1(a) of the JPM Credit Agreement;

(b)           commencing with the fiscal quarter ending December 31, 2010 and within the time periods during which they are required to be submitted under the JPM Credit Agreement, the quarterly unaudited financial statements required to be provided in Section 5.1(b) of the JPM Credit Agreement;

(c)           simultaneously with the delivery of the statements referred to in paragraphs (a) and (b) of this Section 5.1, a certificate of an Authorized Officer of the Borrower, in the form provided under the JPM Credit Agreement (A) stating whether or not such Authorized Officer has actual knowledge, after due inquiry, of any condition or event which would constitute an Event of Default or Default and, if so, specifying each such condition or event, the nature thereof and any action taken or proposed to be taken with respect thereto, (B) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements delivered to the Lender and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (C) identifying any changes of the type described in Section 6.9 that have not been previously reported by a Credit Party;

(d)           within ten (10) Business Days of receipt thereof by a Credit Party, copies of all management letters issued to such Person by its auditors;

(e)           within the time periods during which they are required to be submitted under the JPM Credit Agreement as in effect on the Closing Date, copies of (i) all registration statements, proxy statements, notices and reports and (ii) all reports, financial statements, press releases and other information required to be provided in Section 5.1(f) of the JPM Credit Agreement;

(f)           within the time periods during which they are required to be submitted under the JPM Credit Agreement as in effect on the Closing Date, a copy of the brief narrative report by management required to be provided in Section 5.1(h) of the JPM Credit Agreement;

(g)           promptly, notice of any change in, or withdrawal of, the auditors from time to time engaged by the Credit Parties for purposes of their periodic independent financial statement audits; and

(h)           promptly upon request therefor, any information required by the Lender under or in connection with the USA Patriot Act.

Section 5.2                         Corporate Existence; Compliance with Laws.  Do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect (x) the legal existence of the Credit Parties and (y) the rights, licenses, permits and franchises of the Theatre Direct Companies and (ii) cause the Theatre Direct Companies to comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority, except (A) as otherwise permitted under Section 6.6 or (B) in the case of clauses (i)(y) and (ii) above, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.3                         Maintenance of Properties.  Comply with the requirements relating to maintenance and repair of properties of the Theatre Direct Companies and compliance with the terms of material leases of the Theatre Direct Companies and other material agreements relating to properties of the Theatre Direct Companies as required in Section 5.3 of the JPM Credit Agreement.

Section 5.4                         Notice of Material Events.  Promptly upon any executive officer of any Credit Party obtaining knowledge of (i) the institution of, or written threat of, any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting any Theatre Direct Company or any of a Theatre Direct Company’s assets, any Material Agreement, or any copyright or trademark owned by or licensed to a Theatre Direct Company which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lender), such Credit Party shall promptly give written notice thereof to the Lender and provide such other material information (other than information subject, in the good faith opinion of counsel to such Credit Party (including internal counsel), to an attorney-client privilege) as may be available to it to enable the Lender to evaluate such matters; and, in addition to the requirements set forth in clauses (i) and (ii) of this Section 5.4, such Credit Party upon request shall promptly give notice of the status of any action, suit, proceeding, investigation or arbitration covered by a report delivered to the Lender pursuant to clause (i) and (ii) above to the Lender.

Section 5.5                         Insurance.  Keep assets of each Theatre Direct Company which are of an insurable character insured as required in Section 5.5 of the JPM Credit Agreement.

Section 5.6                         Copyrights and Trademarks.

(a)           As soon as practicable (but not more than forty-five (45) days (or such longer period as may be approved by the Lender) after the end of the calendar month in which the applicable work is completed or rights in the applicable work are acquired), to the extent any Theatre Direct Company is or becomes the copyright proprietor thereof, or otherwise acquires a copyrightable interest in, any material copyright or work eligible for copyright registration, in the name of such Theatre Direct Company, other than unregistered copyrights existing on the Closing Date, take any and all actions necessary to file registrations for the copyright for such copyright or work in the name of such Theatre Direct Company (and shall cause such registered copyrights to be subject to a Lien in favor of the Lender pursuant to a Copyright Security Agreement, at such times as required and otherwise in compliance with the relevant provisions of this Credit Agreement) in conformity with the laws of the United States.

(b)           Except to the extent that the failure so to do would not in the aggregate reasonably be expected to have a Material Adverse Effect, maintain all trademark and trade name registrations and prosecute all trademark and trade name applications in the name of the applicable Theatre Direct Company, and take any and all actions necessary to register any trademarks and trade names as such Theatre Direct Company may use which are of substantial value to such Theatre Direct Company in the name of such Theatre Direct Company in conformity with the laws of the United States and such other jurisdictions as may be appropriate, and deliver to the Lender, on a quarterly basis (at the time of delivery of financial statements under Sections 5.1(a) and (b) hereof), written evidence of the registration of any and all such trademarks and trade names for inclusion in the Collateral under this Credit Agreement, except no trademark or tradename of a Theatre Direct Company which is not registered as of the Closing Date needs to be registered.  Within forty-five (45) days (or such longer period as may be approved by the Lender) following the end of each calendar quarter, each Theatre Direct Company shall prepare and record with the appropriate office supplemental Trademark Security Agreements, with respect to the registered trademarks and trade names created, applied for, or acquired by a Theatre Direct Company during such preceding quarter; provided, that supplemental Trademark Security Agreements with respect to the registered trademarks and trade names acquired by a Theatre Direct Company shall be prepared and recorded promptly (and in any case within thirty (30) days) (or such longer period as may be approved by the Lender) following such acquisition.

Section 5.7                         Books and Records.   Maintain or cause to be maintained at all times true and complete books and records of the Theatre Direct Companies’ financial operations and, subject to Section 13.18, provide the Lender and its representatives access to such books and records and to any of the properties or assets of the Theatre Direct Companies upon reasonable advance notice, at reasonable intervals and during regular business hours in order that the Lender may make such audits and examinations and make abstracts from such books, accounts, records and other papers pertaining to the Collateral and upon reasonable advance notification to the Credit Parties and at reasonable intervals and during regular business hours, permit the Lender or its representatives to discuss the affairs, finances and accounts of the Theatre Direct Companies with, and be advised as to the same by, the Credit Parties’ officers and, in the presence of representatives of the Credit Parties, their independent accountants, for the purpose of verifying the accuracy of the various reports of the Theatre Direct Companies delivered by any Credit Party to the Lender pursuant to this Credit Agreement or for otherwise ascertaining compliance with this Credit Agreement or any other Fundamental Document.

Section 5.8                         Third Party Audit Rights.  Allow the Lender, subject to Section 13.18, access to the results of all audits conducted by any Theatre Direct Company of any third party licensee, any partnership in which a Theatre Direct Company is a partner or Joint Venture in which a Theatre Direct Company is an owner. When an Event of Default has occurred and is continuing, the Theatre Direct Companies shall, promptly upon written request of the Lender, exercise such Theatre Direct Company’s right to audit such third party licensee, partnership or joint ventures; provided, that if any such Theatre Direct Company fails to exercise such right within ten (10) Business Days of such request, Lender may, and hereby is authorized to, exercise such audit rights directly on the Theatre Direct Company’s behalf to the extent such rights are available to a Theatre Direct Company.

Section 5.9                         Observance of Agreements.  Duly observe and perform all terms and conditions of each Material Agreement, and immediately deliver to the Lender true and correct copies of any amendments or other modifications of any Material Agreements.

Section 5.10                       Lease Agreements.  From time to time (i) furnish to the Lender such information and reports regarding any lease, management or operating agreement with respect to a Real Property Asset as the Lender may reasonably request and (ii) upon the occurrence and continuation of an Event of Default and upon the reasonable request of the Lender, make such demands and requests for information, reports or action to the other parties to a lease agreement to which a Theatre Direct Company is a party, as such Theatre Direct Company is entitled to make.

Section 5.11                       Taxes and Charges; Indebtedness in Ordinary Course of Business.  Duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears (after giving effect to applicable extensions), all Taxes imposed upon any Theatre Direct Company or its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid might by law become a Lien upon any property of any Theatre Direct Company, other than any Taxes where the existence thereof would constitute a breach of the representations of the Lender under the Hollywood SPA or claims for labor, materials, or supplies provided prior to the Closing Date.

Section 5.12                      Liens.  Defend the Collateral (including, without limitation, the Pledged Securities) against any and all Liens and adverse claims howsoever arising, other than Permitted Encumbrances, and in each case defend against any attempted foreclosure, other than foreclosures of Permitted Encumbrances.

Section 5.13                       Further Assurances; Security Interests.

(a)           Upon the request of the Lender, promptly execute and deliver or cause to be executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be appropriate in the reasonable judgment of the Lender, to provide the Lender a second priority perfected Lien in the Collateral (except for those Permitted Encumbrances that have priority over the Liens granted pursuant to this Credit Agreement) and any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement and the filing of termination statements for each of the Liens indicated on Schedule 6.2 of the JPM Credit Agreement for which the underlying obligation is no longer outstanding) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other Applicable Law, and perform or cause to be performed such other ministerial acts which are reasonably necessary or advisable, from time to time, in order to grant and maintain in favor of the Lender the security interest in the Collateral contemplated hereunder and under the other Fundamental Documents, subject only to Permitted Encumbrances.

(b)           Promptly undertake to deliver or cause to be delivered to the Lender from time to time such other documentation, consents, authorizations and approvals in form and substance reasonably satisfactory to the Lender as the Lender shall deem reasonably necessary or advisable to perfect or maintain the Liens in the Collateral of the Lender.

Section 5.14                      ERISA Compliance and Reports.  Furnish to the Lender evidence of ERISA compliance by the Borrower and the Theatre Direct Companies and all ERISA reports of the Borrower and the Theatre Direct Companies delivered from time to time under Section 5.14 of the JPM Credit Agreement.

Section 5.15                       Subsidiaries.

(a)           With respect to each direct or indirect Subsidiary of the Company created or acquired after the Closing Date in any jurisdiction within the United States, deliver to the Lender as promptly as practicable: (i) the Pledged Securities of such Subsidiary, together with undated stock powers executed in blank (if applicable); (ii) an Instrument of Assumption and Joinder whereby such Subsidiary becomes a Credit Party hereunder; (iii) an agreement by which such Subsidiary grants to the Lender a Lien on all of its assets on the terms set forth in this Credit Agreement; (iv) UCC-1 financing statements, Copyright Security Agreements, Trademark Security Agreements and such other documentation as may be necessary to perfect such Lien and (v) upon request of the Lender, an opinion of counsel reasonably acceptable to the Lender opining on the creation and perfection of such security interest (including with regard to the Pledged Securities).

(b)           With respect to each direct or indirect Subsidiary of the Company created or acquired after the Closing Date in any jurisdiction outside the United States, deliver to the Lender as promptly as practicable (i) the Pledged Securities of such Subsidiary, together with undated stock powers executed in blank (if applicable), (ii) an Instrument of Assumption and Joinder whereby such Subsidiary becomes a Credit Party hereunder, and (iii) upon request of the Lender, an opinion of counsel reasonably acceptable to the Lender opining on the creation and perfection of the security interest in the Pledged Securities.

Section 5.16                       Environmental Laws.  Furnish to the Lender evidence of compliance with all Environmental Laws and Environmental Permits after the Closing Date by the Theatre Direct Companies delivered to the JPM Administrative Agent and copies of all written notices, claims and other documents to a Theatre Direct Company after the Closing Date under all Environmental Laws and Environmental Permits delivered to the JPM Administrative Agent under Section 5.16 of the JPM Credit Agreement.

Section 5.17                       Use of Proceeds.  Subject to the terms and conditions of this Credit Agreement, the Facility will be used on the Closing Date to finance a portion of the consideration payable in connection with the Hollywood Acquisition.

Section 5.18                      After-Acquired Real Property Assets.  If, after the Closing Date, any Collateral Party purchases or otherwise acquires any Real Property Asset, or if any existing mortgage or deed of trust encumbering any Real Property Asset owned by a Collateral Party in favor of a third party is released, (a) promptly, but in any event within thirty (30) days, after such purchase or other acquisition or release, provide written notice thereof the Lender, setting forth with specificity a description of such Real Property Asset acquired, a title commitment, a survey (if available) and such Collateral Party’s good faith estimate of the current fair market value of such Real Property Asset and (b) if the Lender so requests, the applicable Collateral Party shall promptly execute and deliver to the Lender a Mortgage and such other documents or instruments as the Lender shall reasonably request with respect to reflect a Lien on such Real Property Asset in favor of the Lender.  Notwithstanding anything to the contrary contained herein, no Real Property Asset which is a leasehold interest shall be required to be subject to a Mortgage hereunder.

Section 5.19                      Fictitious Names.  If at any time any Collateral Party is doing business or intends to do business other than under its full corporate or company (as applicable) name, including, without limitation, under any trade name or other doing business name, promptly execute and deliver or cause to be executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be appropriate in the reasonable judgment of the Lender, to provide the Lender a second priority perfected Lien in such Collateral (except for those Permitted Encumbrances that have priority over the Liens granted pursuant to this Credit Agreement) and any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other Applicable Law, and perform or cause to be performed such other ministerial acts which are reasonably necessary or advisable, from time to time, in order to grant and maintain in favor of the Lender the security interest in such Collateral and under the other Fundamental Documents, subject only to Permitted Encumbrances.

Section 5.20                      Service of Process Agent.  If, for any reason, the service of process agent designated in Section 13.13(b) hereof shall become incapacitated, resign or retire, a successor agent acceptable to the Lender shall promptly be designated and appointed and notice of such appointment provided to the Lender.

ARTICLE 6   –   NEGATIVE COVENANTS

From the Closing Date and for so long as any amount shall remain outstanding under the Note or any monetary Obligation then due and payable shall remain unpaid or unsatisfied, each Credit Party agrees that, unless the Lender shall otherwise consent in writing, it will not and will not allow any of the Theatre Direct Companies to:

Section 6.1                         Limitations on Indebtedness and Preferred Equity Interests.

(a)           In the case of the Borrower, incur, create, assume or suffer to exist any preferred stock, preferred membership interest or Indebtedness which would cause the amount of Indebtedness to which the Obligations are subordinated to exceed $15,000,000 in the aggregate (plus all interest accrued thereon from and after the Closing Date), including amounts outstanding under the JPM Credit Agreement or any renewal or replacement thereof.

(b)           In the case of any Theatre Direct Company, incur, create, assume or suffer to exist any preferred stock, preferred membership interest or Indebtedness or permit any partnership or Joint Venture in which any Theatre Direct Company is a general partner to incur, create, assume or suffer to exist any Indebtedness or preferred stock or preferred partnership interest, other than:

(i)           Guaranties permitted pursuant to Section 6.3 hereof;

(ii)          unsecured liabilities for trade payables incurred in the ordinary course of business and payable on normal trade terms and not otherwise prohibited hereunder;

(iii)         preferred stock or preferred partnership interests or Indebtedness existing prior to the Closing Date;

(iv)         intercompany Indebtedness payable from one Theatre Direct Company to another; and

(v)          Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Theatre Direct Company in the ordinary course of business on customary terms and conditions, including guarantees or obligations of any Theatre Direct Company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed).

Section 6.2                        Limitations on Liens.  Incur, create, assume or suffer to exit any Lien on any of the Collateral, whether now owned or hereafter acquired, except (a) as permitted in Section 6.2 of the JPM Credit Agreement, (b) any Permitted Encumbrances, and (c) Liens on personal property arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights with respect to deposit or securities accounts of the Collateral Parties.

Section 6.3                         Limitation on Guaranties.

(a)           In the case of the Borrower, provide or suffer to exist any Guaranty (including any obligation as a general partner of a partnership or as a joint venturer of a Joint Venture in respect of Indebtedness of such partnership or Joint Venture), either directly or indirectly which would cause the amount of Indebtedness to which the Obligations are subordinated to exceed $15,000,000 in the aggregate (plus all interest accrued thereon from and after the Closing Date), including amounts outstanding under the JPM Credit Agreement or any renewal or replacement thereof, except as permitted in Section 6.3 of the JPM Credit Agreement.

(b)           In the case of any Theatre Direct Company, provide or suffer to exist any Guaranty (including any obligation as a general partner of a partnership or as a joint venturer of a Joint Venture in respect of Indebtedness of such partnership or Joint Venture), either directly or indirectly, except:

(i)           performance guarantees in the ordinary course of business to suppliers and other Persons which are providing services in connection with the acquisition, distribution, production or exploitation of any copyright or trademark by or for a Theatre Direct Company;

(ii)          the Guaranties of the JPM Obligations; and

(iii)         any Guaranty of the obligations of any Credit Party if the guarantor could have incurred the guaranteed obligation directly without violating the terms of this Credit Agreement.

Section 6.4                         Limitations on Investments.  Permit a Theatre Direct Company to create, make or incur any Investment, except (a) as permitted in Section 6.4 of the JPM Credit Agreement, (b) any Investment by a Theatre Direct Company existing as of the Closing Date and (c) guaranties permitted under Section 6.3 to the extent constituting Investments.

Section 6.5                         Restricted Payments.  Pay or declare or enter into any agreement to pay or otherwise become obligated to make any Restricted Payment, except (a) as permitted in Section 6.5 of the JPM Credit Agreement, (b) any Restricted Payment which a Theatre Direct Company is obligated to make as of the Closing Date or under any agreement existing on the Closing Date, (c) dividends or distributions payable solely in additional Equity Interests of a Theatre Direct Company, provided, such additional Equity Interests are pledged to the Lender as additional Pledged Securities (to the extent required under the definition thereof) on terms satisfactory to the Lender and (d) distributions or dividends to a Credit Party by its Subsidiary.

Section 6.6                         Consolidation; Merger; Sale or Purchase of Assets; Etc.  Whether in one transaction or a series of transactions, (a) wind up, liquidate or dissolve the affairs of any Credit Party, (b) permit any Credit Party to enter into any transaction of merger, amalgamation or consolidation, (c) permit any Theatre Direct Company to sell or otherwise dispose of all or substantially all of its property, stock, Equity Interests or assets, (d) permit the Borrower to cease to own 100% of the Company, (e) permit the Company to cease to own 100% of any Subsidiary, or (f) agree to do or suffer any of the foregoing, except (other than in the case of sub-clauses (d) and (e) above) as permitted in Section 6.6 of the JPM Credit Agreement and except that (i) any Subsidiary of the Borrower (other than the Company) may merge or amalgamate with and into, or transfer assets to, the Borrower, provided, that the Borrower must be the surviving entity in each such transaction, (ii) any Theatre Direct Company may merge or amalgamate with and into, or transfer assets to, another Theatre Direct Company, provided, that if any such transaction involves the Company, then the Company must be the surviving entity in each such transaction, (iii) dissolutions, mergers or amalgamations in the ordinary course of business that have no adverse effect on the Collateral shall be permitted and (iv) any Theatre Direct Company may issue Equity Interests so long as such issuances of Equity Interests, individually or in the aggregate, shall not result in a Change in Control.

Section 6.7                        Receivables.  Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to any Theatre Direct Company except (a) for the purpose of collection in the ordinary course of business, (b) pursuant to a Disposition permitted hereunder or (c) pursuant to any agreement of a Theatre Direct Company existing on the Closing Date.

Section 6.8                        Sale and Leaseback.  Enter into any arrangement with any Person or Persons, whereby in contemporaneous transactions any Theatre Direct Company sells essentially all of its right, title and interest in a Material Agreement, or a copyright or trademark and acquires or licenses the right to distribute or exploit such right or substantially all of the value of such right, except as permitted in Section 6.8 of the JPM Credit Agreement.

Section 6.9                        Jurisdiction; Places of Business; Change of Name.  Permit a Theatre Direct Company to change its jurisdiction of incorporation or other organization, change the location of its chief executive office or principal place of business or any of the locations where it keeps any material portion of the Collateral or its books and records with respect to the Collateral or change its name without in each case (i) giving the Lender ten (10) Business Days’ written notice following such change and (ii) authorizing the Lender to file any additional UCC financing statements (or equivalent documents in the case of Foreign Subsidiaries whose Equity Interests or assets are pledged to secure the Obligations), and providing such other documents reasonably requested by the Lender, to maintain perfection of the security interest of the Lender.

Section 6.10                      Transactions with Affiliates.  Permit a Theatre Direct Company to enter into any transaction with any of its Affiliates (other than another Theatre Direct Company), except as permitted in Section 6.11 of the JPM Credit Agreement or Section 6.5 hereof.

Section 6.11                      Business Activities.  Permit the Theatre Direct Company to engage in any business activities other than the business being conducted by the Theatre Direct Company as of the Closing Date and any reasonably related or ancillary businesses.

Section 6.12                      Amendment of Documents.  (a) Amend the constitutional documents of any Credit Party without the prior written consent of the Lender or (b) amend or waive any term or provision of the JPM Credit Agreement or any of the other documents delivered to the JPM Administrative Agent pursuant to the JPM Credit Agreement that, (i) causes Lender not to have a perfected Lien on Collateral that is perfected through possession or control of such Collateral by the JPM Administrative Agent, or (ii) violates the covenants of JPM Administrative Agent or the Borrower under the Intercreditor Agreement.  In all cases the Borrower shall provide a copy of any such amendment or waiver to the Lender promptly upon execution and delivery thereof.

Section 6.13                      No Further Negative Pledge.  Enter into any agreement (a) prohibiting the creation or assumption of any Lien in favor of the Lender upon the Collateral, whether now owned or hereafter acquired or (b) requiring an obligation of a Theatre Direct Company to be secured as a result of any Lien on the Collateral being granted to the Lender, other than, in each case, (i) this Credit Agreement, the other Fundamental Documents, the JPM Credit Agreement (and documents executed in connection therewith), (ii) any agreements existing on the Closing Date, (iii) any agreements governing any Indebtedness permitted under Section 6.1 (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), and (iv) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business (provided, that such restrictions are limited to the property or assets subject to such leases, licenses, joint venture agreements or similar agreements, including, in the case of a joint venture, the Equity Interests in such joint venture).

Section 6.14                      Dispositions.  Effect any Dispositions, in one transaction or a series of related transactions, of any of its property, business or assets, whether now owned or hereafter acquired, except as permitted in Section 6.21 of the JPM Credit Agreement; provided, however, that no Disposition shall be permitted of any Material Hollywood IP without the prior written consent of the Lender.

Section 6.15                      Limitation on Additional Subsidiaries.  Permit or suffer to exist the formation by the Company of additional Subsidiaries unless (a) permitted under Section 6.22 of the JPM Credit Agreement or (b) such new Subsidiary will be added as a Credit Party to this Credit Agreement.

Section 6.16                      Environmental Matters.  Cause or permit any Release of a Hazardous Material to occur or any Person to be exposed to Hazardous Materials at, to, from, on or under any Real Property Asset that could reasonably be expected to violate or result in a material liability under any Environmental Law or Environmental Permit.

ARTICLE 7   –   EVENTS OF DEFAULT

In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):

(a)           any representation or warranty made by a Credit Party in this Credit Agreement or any other Fundamental Document to which it is a party or any statement or representation made by a Credit Party in any certificate or other document, or the contents of any financial statement, furnished to the Lender pursuant to this Credit Agreement or any other Fundamental Document, shall prove to have been false or misleading in any material respect when made or delivered, subject, in the case of financial statements, to year-end adjustments and to minor errors corrected after discovery;

(b)           default shall be made in the payment of principal of the Loan as and when due and payable, whether by reason of maturity, mandatory prepayment, acceleration or otherwise and such default shall continue unremedied for a period of three (3) Business Days;

(c)           default shall be made in the payment of interest on the Loan or other monetary Obligations, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise and such default shall continue unremedied for three (3) Business Days;

(d)           default shall be made in the due observance or performance of any covenant, condition or agreement contained in (A)(i) Section 5.1, (ii) Section 5.4, (iii) Section 5.5, (iv) Section 5.11, (v) Section 5.12 or (vi) Article 6 of this Credit Agreement or (B) the applicable Mortgage;

(e)           default shall be made by any Credit Party in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Credit Agreement or any other Fundamental Document, and such default shall continue unremedied for thirty (30) days after the applicable Credit Party receives notice or obtains knowledge of such occurrence;

(f)           default shall be made with respect to any payment of any Indebtedness of any Credit Party in excess of $250,000 (or the Dollar equivalent) in the aggregate (other than the Obligations) when due, or in the performance of any other obligation incurred in connection with any such Indebtedness if the effect of such non-payment default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto;

(g)           any Credit Party shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any Credit Party shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, liquidation or dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or any Credit Party shall take any action to authorize, or in contemplation of, any of the foregoing;

(h)           any involuntary case, proceeding or other action against any Credit Party shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry or any order for relief against it or (ii) shall remain undismissed for a period of sixty (60) days:

(i)            final, non-appealable judgment(s) for the payment of money in excess of $250,000 (or the equivalent in Dollars) in the aggregate shall be rendered against any Credit Party (and not covered by insurance) and within thirty (30) days from the entry of such judgment shall not have been paid or otherwise discharged or stayed (by bonding or otherwise) pending appeal or shall not have been discharged within thirty (30) days from the entry of a final order of affirmance on appeal;

(j)            any of the following shall occur that, individually or in the aggregate, could reasonably be expected to result in a cost or liability in excess of $250,000: (i) failure by any Credit Party or ERISA Affiliate to make any contributions required to be made to a Pension Plan subject to Title IV of ERISA or Multiemployer Plan, (ii) any accumulated funding deficiency (within the meaning of Section 4971 of the Code) shall exist with respect to any Pension Plan or Multiemployer Plan (whether or not waived), (iii) the present value of all benefits under all Pension Plans subject to Title IV of ERISA (based on those assumptions used to fund such Plans) exceeds, in the aggregate, as of the last annual valuation date applicable thereto, the actuarial value of the assets of such Plans allocable to such benefits, (iv) any Credit Party or ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan, or that a Multiemployer Plan to which it would have withdrawal liability is in reorganization or is being terminated, (v) the withdrawal by any Credit Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a substantial employer (within the meaning of Section 4001(a)(2) or 4062(e) of ERISA), (vi) the distress or involuntary termination of a Pension Plan subject to Title IV of ERISA, or the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, (vii) the institution of proceedings to terminate, or the appointment of a trustee with respect to, a Pension Plan subject to Title IV of ERISA by the PBGC, (viii) any other event or condition which could constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan subject to Title IV of ERISA, (ix) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA as to any Credit Party or ERISA Affiliate or (x) any Credit Party shall engage in a “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan or Multiemployer Plan or knowingly consent to any other “party in interest” or any “disqualified person,” as such terms are defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code, respectively, engaging in any “prohibited transaction,” with respect to any Plan or Multiemployer Plan;

(k)           any Fundamental Document shall, for any reason (other than termination in accordance with the terms thereof), not be or shall cease to be in full force and effect or shall be declared null and void or any of the Fundamental Documents shall not give or shall cease to give the Lender the Liens, rights, powers and privileges purported to be created thereby in favor of the Lender superior to and prior to the rights of all third Persons and subject to no other Liens (except for Permitted Encumbrances), or the validity or enforceability of the Liens granted, to be granted, or purported to be granted, by any of the Fundamental Documents shall be contested by any Credit Party or any of their respective Affiliates;

(l)            there shall have been asserted against any Credit Party claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or Release of Hazardous Materials by a Credit Party or a Credit Party’s Affiliates, or any predecessor in interest of the Borrower or the Affiliates of a Credit Party (other than a Theatre Direct Company), or relating to any site or facility owned, operated or leased by a Credit Party or a Credit Party’s Affiliates, which claims or liabilities (insofar as they are payable by a Credit Party but after deducting any portion which is reasonably expected to be paid by other creditworthy Persons jointly and severally liable for such portion), in the judgment of the Lender are reasonably likely to be determined adversely to the Credit Parties, and the amount of such claims or liabilities is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect;

(m)          a default by one or more Credit Parties shall occur under one or more Material Agreements, the loss of which could reasonably be expected to have a Material Adverse Effect; or

(n)           an event of default under the JPM Credit Agreement (or any other event having the effect of accelerating or permitting the acceleration of the JPM Obligations) shall have occurred and be continuing, then, in every such event and at any time thereafter during the continuance of such event, the Lender may declare the principal of and the interest on the Loan and the Note and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or in the Note to the contrary notwithstanding; provided, however, none of the following shall constitute a default or Event of Default hereunder:  (i) any breach of the any of the Hollywood Closing Documents by any Credit Party or amounts owed to the Lender by any Credit Party under any of the Hollywood Closing Documents, (ii) any event or circumstance which exists as of the Closing Date with respect to the Theatre Direct Companies and (iii) any event with respect to a Theatre Direct Company which occurs after the Closing Date due to facts or circumstances existing on or prior to the Closing Date.  If an Event of Default specified in paragraph (g) or (h) above shall have occurred, the principal of, and interest on, the Loan and the Note and all other amounts payable hereunder and thereunder shall automatically become due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or the Note to the contrary notwithstanding.  Such remedies shall be in addition to any other remedy available to the Lender pursuant to Applicable Law or otherwise.

ARTICLE 8   –   GRANT OF SECURITY INTEREST; REMEDIES

Section 8.1                        Security Interests.  The Company, as security for the due and punctual payment and performance of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding), hereby grants to the Lender a Lien on and security interest in the Collateral (subject only to Permitted Encumbrances).

Section 8.2                        Use of Collateral.  So long as no Event of Default shall have occurred and be continuing, and subject to the various provisions of this Credit Agreement and the other Fundamental Documents, a Collateral Party may use its Collateral in any lawful manner except as otherwise provided hereunder.

Section 8.3                        [Intentionally Left Blank.]

Section 8.4                        Credit Parties to Hold in Trust.  Upon the occurrence and during the continuance of an Event of Default, each of the Collateral Parties will, upon receipt by it of any revenue, income, profits or other sums in which a security interest is granted by this Article 8, payable pursuant to any agreement or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the sum or instrument in trust for the benefit of the Lender, segregate such sum or instrument from their own assets and forthwith, without any notice, demand or other action whatsoever (all notices, demands, or other actions on the part of the Lender being expressly waived), endorse, transfer and deliver any such sums or instruments or both, to the Lender to be applied to the repayment or the Obligations in accordance with the provisions of Section 8.7 hereof.

Section 8.5                        Collections; etc.  Upon the occurrence and during the continuance of an Event of Default, but subject to the Intercreditor Agreement, the Lender may, in its sole discretion, in its name or in the name of any Credit Party or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, but shall be under no obligation to do so, or the Lender may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of, any Credit Party.  The Lender will not be required to take any steps to preserve any rights against prior parties to the Collateral.  Upon the occurrence and during the continuation of an Event of Default, if any Credit Party fails to make any payment or take any action required hereunder, the Lender may make such payments and take all such actions as the Lender reasonably deems necessary to protect the Lender’s security interests in the Collateral and/or the value thereof, and the Lender is hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest or compromise any Liens that in the judgment of the Lender appear to he equal to, prior to or superior to the security interests of the Lender in the Collateral (except for Permitted Encumbrances) and any Liens not expressly permitted by this Credit Agreement.

Section 8.6                           Possession; Sale of Collateral; etc.  Upon the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, the Lender may, to the extent permitted by Applicable Law, enter upon the premises of any Collateral Party or wherever the Collateral may be, and take possession of the Collateral, and may demand and receive such possession from any Person who has possession thereof; and the Lender may take such measures as they deem necessary or proper for the care or protection thereof, including the right to remove all or any portion of the Collateral, and with or without taking such possession may sell or cause to be sold, whenever the Lender shall decide, in one or more sales or parcels, at such prices as the Lender may deem appropriate, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at any broker’s board or at public or private sale, without demand of performance but with ten (10) days’ prior written notice to the Credit Parties of the time and place of any such public sale or sales (which notice the Credit Parties hereby agree is reasonable) and with such other notices as may be required by Applicable Law and cannot be waived, and none of the Lender shall have any liability should the proceeds resulting from a private sale be less than the proceeds realizable from a public sale, and the Lender or any other Person may be the purchaser or all or any portion of the Collateral so sold and thereafter hold the same absolutely, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released.  At any sale or sales made pursuant to this Article 8 or pursuant to the terms of the Fundamental Documents, the Lender may bid for or purchase, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released, any part of or all of the Collateral offered for sale, and may make any payment on account thereof by using any claim for moneys then due and payable to the Lender by any Credit Party hereunder as a credit against the purchase price.  The Lender, shall in any such sale make no representations or warranties with respect to the Collateral or any part thereof, and the Lender shall not be chargeable with any of the obligations or liabilities of any Credit Party.  Each Credit Party hereby agrees (i) that it will indemnify and hold the Lender harmless from and against any and all claims (other than Permitted Encumbrances) with respect to the Collateral asserted before the taking of actual possession or control of the relevant Collateral by the Lender pursuant to this Article 8, or arising out of any act of, or omission to act on the part of, any Person (other than the Lender or its agents) prior to such taking of actual possession or control by the Lender (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Credit Party or its Affiliates or agents before or after the commencement of such actual possession or control by the Lender, but excluding therefrom all claims with respect to the Collateral resulting from (x) the gross negligence, bad faith or willful misconduct of the Lender, (y) any claims with respect to the Collateral asserted against an Indemnified Party by a Credit Party in which such Credit Party is the prevailing party or (z) any act or omission of a Theatre Direct Company prior to the Closing Date; and (ii) the Lender shall not have any liability or obligation to any Credit Party arising out of any such claim except for acts of willful misconduct, bad faith or gross negligence.  In any action hereunder, the Lender shall be entitled if permitted by Applicable Law to the appointment of a receiver without notice, to take possession of all or any portion of the Collateral and to exercise such powers as the court shall confer upon the receiver.  Notwithstanding the foregoing, upon the occurrence of an Event of Default, and during the continuation of such Event of Default, the Lender shall be entitled to apply, without prior notice to any of the Credit Parties, any cash or cash items constituting Collateral in the possession of the Lender to payment of the Obligations.

Section 8.7                          Application of Proceeds after Event of Default.  Upon the occurrence and during the continuance of an Event of Default, but subject to the Intercreditor Agreement, the balances in any account of any Collateral Party with the Lender, all other income on the Collateral, and all proceeds from any sale of the Collateral pursuant hereto shall be applied first toward payment of the reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender in enforcing this Credit Agreement, in realizing on or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including, without limitation, court costs and the reasonable attorney’s fees, and expenses incurred by the Lender, and then to the payment in full of the Obligations; provided, however, that, the Lender may in its discretion, apply funds comprising the Collateral to pay the cost of performing under any Material Agreement.  Any amounts remaining after such payment in full shall be remitted to the appropriate Credit Party or as a court of competent jurisdiction may otherwise direct.

Section 8.8                          Power of Attorney.  Upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Lender, (a) each Collateral Party does hereby irrevocably make, constitute and appoint the Lender or any of its officers or designees its true and lawful attorney-in-fact with full power in the name of the Lender, such other Person or such Collateral Party to receive and open all mail addressed to any Collateral Party, and to endorse any notes, checks, drafts, money orders or other evidences of payment relating to the Collateral that may come into the possession of the Lender with full power and right to cause the mail of such Persons to be transferred to the Lender’s own offices or otherwise, and to do any and all other acts necessary or proper to carry out the intent of this Credit Agreement and the grant of the security interests hereunder and under the Fundamental Documents, and each Collateral Party hereby ratifies and confirms all that the Lender or its substitutes shall properly do by virtue hereof; and (b) each Credit Party does hereby further irrevocably make, constitute and appoint the Lender or any of its officers or designees its true and lawful attorney-in-fact in the name of the Lender or any Credit Party (i) to enforce all of such Credit Party’s rights under and pursuant to all agreements with respect to the Collateral, all for the sole benefit of the Lender as contemplated hereby and under the other Fundamental Documents and to enter into such other agreements as may be necessary or appropriate in the judgment of the Lender to complete the distribution or exploitation of any copyright or trademark which is included in the Collateral, (ii) to enter into and perform such agreements as may be necessary in order to carry out the terms, covenants and conditions of the Fundamental Documents that are required to be observed or performed by such Credit Party, (iii) to execute such other and further mortgages, pledges and assignments of the Collateral, and related instruments or agreements, as the Lender may reasonably require for the purpose of perfecting, protecting, maintaining or enforcing the security interests granted to the Lender hereunder and under the other Fundamental Documents, and (iv) to do any and all other things necessary or proper to carry out the intention of this Credit Agreement and the grant of the security interests hereunder and under the other Fundamental Documents.  Each of the Credit Parties hereby ratifies and confirms in advance all that the Lender as such attorney-in-fact or its substitutes shall properly do by virtue of this power of attorney.

Section 8.9                         Financing Statements, Direct Payments.  Each Credit Party hereby authorizes the Lender to file UCC financing statements and any amendments thereto or continuations thereof; any Copyright Security Agreement, any Copyright Security Agreement Supplement, any Trademark Security Agreement, and any other reasonably appropriate security documents or instruments and to give any notices necessary or desirable to perfect the Lien of the Lender in the Collateral, in all cases without the signature of any Credit Party or to execute such items as attorney-in-fact for any Credit Party; provided, that the Lender shall provide copies of any such documents or instruments to the Borrower.  Each Collateral Party hereby specifically authorizes the Lender to describe and indicate the collateral covered by any such UCC financing statement as “all assets” and/or “all personal property” of such Collateral Party now owned or hereafter acquired.  Each Collateral Party further authorizes the Lender to notify, at the time that any Event of Default shall have occurred and be continuing, any account debtors that all sums payable to such Collateral Party relating to the Collateral shall be paid directly to the Lender.

Section 8.10                       Termination and Release.

(a)           The security interests granted under this Article 8 shall terminate when all the Obligations have been fully paid.  Upon request by the Credit Parties (and at the sole expense of the Credit Parties) after such termination, the Lender will promptly take all reasonable action and do all things reasonably necessary, including, without limitation, executing UCC termination statements, termination letters to account debtors and copyright and trademark releases, to terminate the security interest granted to Lender hereunder, provided, that the Lender shall only be required to deliver such documents to the Borrower or applicable Credit Party and shall have no obligation to file or record any such document.

(b)          Upon any Disposition or other transfer by any Credit Party of any Collateral that is permitted under this Credit Agreement to any person that is not a Credit Party, or, upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to this Section 8.10, the security interest in such Collateral shall be automatically released and the Lender shall take steps reasonably requested by the Borrower, including those set forth in clause (a) above, to terminate the security interest granted to Lender hereunder.

Section 8.11                       Remedies Not Exclusive.  The remedies conferred upon or reserved to the Lender in this Article 8 are intended to be in addition to, and not in limitation of, any other remedy or remedies available to the Lender.  Without limiting the generality of the foregoing, the Lender shall have all rights and remedies of a secured creditor under Article 9 of the UCC and under any other Applicable Law.

Section 8.12                      Continuation and Reinstatement.  Each Credit Party further agrees that the security interest granted hereunder shall continue to be effective or be reinstated, as the case may he, if at any time payment or any part thereof of any Obligation is rescinded or must otherwise be restored by the Lender upon the bankruptcy or reorganization of any Credit Party or otherwise.

ARTICLE 9   –   [INTENTIONALLY LEFT BLANK]

ARTICLE 10   –   PLEDGE

Section 10.1                       Pledge.  Each Pledgor, as security for the due and punctual payment of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding) hereby pledges, hypothecates, assigns, transfers, sets over and delivers unto the Lender, a security interest in all Pledged Collateral now owned or hereafter acquired by it.  On the Closing Date, the Pledgors shall deliver to the Lender the definitive instruments (if any) representing all Pledged Securities, accompanied by undated stock powers, (in the case of Pledged Securities comprising capital stock), duly endorsed or executed in blank by the appropriate Pledgor, and such other instruments or documents as the Lender or its counsel shall reasonably request.  The initial Pledged Securities are listed on Schedule 10.1.  The Lender shall have the right to update Schedule 10.1 to reflect any additions to the Pledged Securities after the Closing Date (provided, that its failure to do so shall not invalidate any pledge of Pledged Securities).  The parties agree that to the extent any such Pledged Securities have been delivered to the JPM Administrative Agent, such delivery shall satisfy the delivery requirements hereunder, and the JPM Administrative Agent shall hold such Pledged Securities as a gratuitous bailee for the Lender hereunder.

Section 10.2                       Covenant.  Each Pledgor covenants that as the owner of Equity Interests in each Theatre Direct Company it will not take any action to allow any additional shares of common stock, preferred stock or other Equity Interests of any Theatre Direct Company the securities of which constitute Pledged Securities pursuant to the definition thereof, or any securities convertible or exchangeable into common or preferred stock or other Equity Interests of such Theatre Direct Company to be issued, or grant any options or warrants with respect to the securities of such Theatre Direct Company, unless all of such securities are pledged to the Lender as security for the Obligations.

Section 10.3                       Registration in Nominee Name; Denominations.  Until an Event of Default shall have occurred and be continuing, the Lender shall have the right to hold the certificates representing any Pledged Securities in the name of the appropriate Pledgor, endorsed or assigned in blank or in favor of the Lender.  The Lender shall have the right to exchange the certificates representing any of the Pledged Securities for certificates or smaller or larger denominations for any purpose consistent with this Credit Agreement.

Section 10.4                       Voting Rights; Dividends; etc.

(a)           The appropriate Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers accruing to an owner of the Pledged Securities being pledged by it hereunder or any part thereof for any purpose not inconsistent with the terms hereof, at all times, except as expressly provided in paragraph (c) below.

(b)           All dividends or distributions of any kind whatsoever (other than cash dividends or cash distributions paid while no Event of Default is continuing) received by a Pledgor on account of any Pledged Securities, whether resulting from a subdivision, combination, or reclassification of the outstanding capital stock or Equity Interests of the issuer or received in exchange for the Pledged Securities or any part thereof or as a result of any merger, consolidation, acquisition, or other exchange of assets to which the issuer may be a party, or otherwise, shall be and become part of the Pledged Securities pledged hereunder and shall immediately be delivered to the Lender, to be held subject to the terms hereof. All dividends and distributions which are received contrary to the provisions of this subsection (b) shall be received in trust for the benefit of the Lender, segregated from such Pledgor’s own assets, and shall be delivered to the Lender.

(c)           Upon the occurrence and during the continuance of an Event of Default and notice from the Lender of the transfer of such rights to the Lender, and subject to the Intercreditor Agreement, all rights of such Pledgor with respect to any Pledged Securities (i) to exercise the voting and/or consensual rights and powers which it is permitted to exercise pursuant to this Section 10.4, and (ii) to receive and retain cash dividends and cash distributions shall cease, and all such rights shall thereupon become vested in the Lender, which shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and receive such cash dividends and cash distributions, in each case with respect to such Pledged Collateral, until such time as such Event of Default has been cured or waived.

(d)           So long as no Event of Default shall have occurred and be continuing, any cash dividends or cash distributions received by a Credit Party in accordance with the terms hereof may be used for any purpose not prohibited hereunder.

Section 10.5                        Remedies Upon Default.  If an Event of Default shall have occurred and be continuing, and subject to the Intercreditor Agreement, the Lender may sell the Pledged Securities, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Lender shall deem appropriate subject to the terms hereof or as otherwise provided in the UCC or Applicable Law.  The Lender shall be authorized to exercise its remedies with respect to the Pledged Securities in any order it deems appropriate.  The Credit Parties hereby waive any and all rights of marshalling as between the Domestic Pledged Securities and the Foreign Pledged Securities.  The Lender shall be authorized at any such sale (if it deems it advisable to do so) to restrict to the full extent permitted by Applicable Law the prospective bidders or purchasers to Persons, who will represent and agree that they are purchasing the Pledged Securities for their own account or investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale, the Lender shall have the right to assign, transfer, and deliver to the purchaser or purchasers thereof the Pledged Securities so sold.  Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor.  The Lender shall give the Pledgors ten (10) days’ prior written notice of any such public or private sale, or sale at any broker’s board or on any such securities exchange, or of any other Disposition of the Pledged Securities.  Such notice, in the case of public sale, shall state the time and place for such sale and, in the case of sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Securities, or portion thereof will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Lender may fix and shall state in the notice of such sale.  At any such sale, the Pledged Securities, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Lender may (in its sole and absolute discretion) determine.  The Lender shall not be obligated to make any sale of the Pledged Securities if it shall determine not to do so, regardless of the fact that notice of sale of the Pledged Securities may have been given.  The Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case the sale of all or any part of the Pledged Securities is made on credit or for future delivery, the Pledged Securities so sold shall be retained by the Lender until the sale price is paid by the purchaser or purchasers thereof, but the Lender shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Securities so sold and, in case of any such failure, such Pledged Securities may be sold again upon like notice. At any sale or sales made pursuant to this Section 10.5, the Lender may bid for or purchase, free from any claim or right of whatever kind, including any equity of redemption, of the Pledgors, any such demand, notice, claim, right or equity being hereby expressly waived and released to the maximum extent permitted by Applicable Law, any or all of the Pledged Securities offered for sale, and may make any payment on the account thereof by using any claim for moneys then due and payable to the Lender by any Credit Party as a credit against the purchase price; and the Lender, upon compliance with the terms of sale, may hold, retain and dispose of the Pledged Securities without further accountability therefor to any Pledgor or any third party (other than the Lender).  The Lender shall in any such sale make no representations or warranties with respect to the Pledged Securities or any part thereof, and shall not be chargeable with any of the obligations or liabilities of the Pledgors with respect thereto.  Each Pledgor hereby agrees (i) it will indemnify and hold the Lender harmless from and against any and all claims (other than Permitted Encumbrances) with respect to the Pledged Securities asserted before the taking of actual possession or control of the Pledged Securities by the Lender pursuant to this Credit Agreement, or arising out of any act of, or omission to act on the part of, any Person prior to such taking of actual possession or control by the Lender (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Pledgor, its agents or Affiliates before or after the commencement of such actual possession or control by the Lender but excluding therefrom all claims with respect to the Pledged Securities resulting from (w) the gross negligence, bad faith or willful misconduct of the Lender, (x) any claims with respect to the Pledged Securities asserted against an indemnified party by a Credit Party or Pledgor in which such Credit Party or Pledgor is the prevailing party, (y) any event or circumstance which exists as of the Closing Date with respect to the Theatre Direct Companies and (z) any event with respect to a Theatre Direct Company which occurs after the Closing Date due to facts or circumstances existing on or prior to the Closing Date, and (ii) the Lender shall have no liability or obligation arising out of any such claim except for acts of willful misconduct, bad faith or gross negligence.  As an alternative to exercising the power of sale herein conferred upon it, the Lender may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and Pledged Securities under this Credit Agreement and to sell the Pledged Securities, or any portion thereof, pursuant to a judgment or decree of a court or courts having competent jurisdiction.

Section 10.6                       Securities Act; etc.  In view of the position of each Pledgor in relation to the Pledged Securities pledged by it, or because of other present or future circumstances, a question may arise under the Securities Act of 1933, as amended, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being hereinafter called the “Federal Securities Laws”), with respect to any disposition of the Pledged Securities permitted hereunder.  Each Pledgor understands that compliance with the Federal Securities Laws may very strictly limit the course of conduct of the Lender if the Lender were to attempt to dispose of all or any part of the Pledged Securities, and may also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities may dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Lender in any attempt to dispose of all or any part of the Pledged Securities under applicable Blue Sky or other state securities laws, or similar laws analogous in purpose or effect.  Under Applicable Law, in the absence of an agreement to the contrary, the Lender may perhaps be held to have certain general duties and obligations to a Pledgor to make some effort towards obtaining a fair price even though the Obligations may be discharged or reduced by the proceeds of a sale at a lesser price.  Each Pledgor waives to the fullest extent permitted by Applicable Law, any such general duty or obligation to it, and the Pledgors and, or the Credit Parties will not attempt to hold the Lender responsible for selling all or any part of the Pledged Securities at an inadequate price, even if the Lender shall accept the first offer received or does not approach more than one possible purchaser.  Without limiting the generality of the foregoing, the provisions of this Section 10.6 would apply if, for example, the Lender were to place all or any part of the Pledged Securities for private placement by an investment banking firm, or if such investment banking firm purchased all or any part of the Pledged Securities for its own account, or if the Lender placed all or any part of the Pledged Securities privately with a purchaser or purchasers.

Section 10.7                       Continuation  and Reinstatement.  Each Pledgor further agrees that its pledge hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Lender upon the bankruptcy or reorganization of any Pledgor or otherwise.

Section 10.8                       Termination. The pledge referenced herein shall terminate (a) when all of the Obligations shall have been fully paid and (b) in the event that any Theatre Direct Company the securities of which are Pledged Securities is sold, transferred or otherwise disposed of as part of a Disposition or other transaction permitted under this Credit Agreement, at which time, in either case, the Lender shall promptly assign and deliver to the appropriate Pledgor, or to such Person or Persons as such Pledgor shall designate, against receipt, such of the applicable Pledged Securities (if any) as shall not have been sold or otherwise applied by the Lender pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release.  Any such reassignment shall be free and clear of all Liens, arising by, under or through the Lender but shall otherwise be without recourse upon or warranty by the Lender and at the expense of the Pledgors.

ARTICLE 11   –   CASH COLLATERAL

Section 11.1                       Cash Collateral Accounts.  On or prior to the Closing Date, there shall be established with a financial institution or commercial bank acceptable to the Lender a collateral account or accounts in the name of the Company (collectively, the “Cash Collateral Account”), into which the appropriate Credit Parties shall from time to time deposit amounts pursuant to the express provisions of this Credit Agreement requiring or permitting such deposits. The Cash Collateral Account shall be under the control (within the meaning of Section 9-104 of the UCC) of the financial institution or commercial bank designated by the Lender (pursuant to an Account Control Agreement in form satisfactory to the Lender); provided, that unless an Event of Default has occurred and is continuing, the Lender shall promptly permit the release of funds from the Cash Collateral Account in accordance with the directions of the Borrower, which may be given in the form of a standing sweep instruction or otherwise.  For the avoidance of doubt, the Lender agrees that any Cash Collateral Account established by the JPM Administrative Agent may be used as a Cash Collateral Account hereunder, with the JPM Administrative Agent to hold cash therein as gratuitous bailee of the Lender, and as used herein “Cash Collateral Account” shall mean any such account so established.

Section 11.2                       Investment of Funds.

(a)           The Lender is hereby authorized and directed to allow the funds from time to time transferred or deposited into the Cash Collateral Account to be invested and reinvested, so long as no Event of Default has occurred and is continuing, on the instructions of the Borrower (provided, that any such instructions given orally shall be confirmed promptly in writing) or, if the Borrower shall fail to give such instructions upon delivery of any such funds, in the sole discretion of the Lender, provided, that in no event may the Borrower give instructions to the Lender or any bank holding the Cash Collateral Account to, nor may the Lender or such bank in its discretion, invest or reinvest funds in the Cash Collateral Account in other than Cash Equivalents.

(b)           Any net income or gain on the investment of funds from time to time held in the Cash Collateral Account shall be promptly reinvested as a part of the Cash Collateral Account; and any net loss on any such investment shall be charged against the Cash Collateral Account.

(c)           The Lender shall not be a trustee for any Credit Party, or shall have any obligations or responsibilities, or shall be liable for anything done or not done, in connection with the Cash Collateral Account except for any acts of gross negligence or willful misconduct, except as expressly provided herein and except that the Lender shall have the obligations of a secured party under the UCC.  The Lender shall not have any obligation or responsibility and shall not be liable in any way for any investment decision made in accordance with this Section 11.2 or for any decrease in the value of the investments held in the Cash Collateral Account except for any acts of gross negligence or willful misconduct.

Section 11.3                       Grant of Security Interest.  For value received and to induce the Lender to make Loan to the Borrower as provided for in this Credit Agreement, and as security for the payment of all of the Obligations, each of the Theatre Direct Companies hereby grants to the Lender, a perfected and priority security interest in and upon all of such Theatre Direct Company’s rights in and to the Cash Collateral Account, all cash, documents, instruments and securities from time to time held therein, and all rights pertaining to investments of funds in the Cash Collateral Account and all products and proceeds of any of the foregoing, subject, in the case of a Cash Collateral Account established under the JPM Credit Agreement, to the first priority lien of the JPM Administrative Agent and the lenders under the JPM Credit Agreement.  All cash, documents, instruments and securities from time to time on deposit in the Cash Collateral Account, and all rights pertaining to investments of funds in the Cash Collateral Account shall immediately and without any need for any further action on the part of any of the Credit Parties, or the Lender, become subject to the Lien set forth in this Section 11.3, be deemed Collateral for all purposes hereof and be subject to the provisions of this Credit Agreement.

Section 11.4                       Remedies.  At any time during the continuation of an Event of Default, but subject to the Intercreditor Agreement, the Lender may sell any documents, instruments and securities held in the Cash Collateral Account and may immediately apply the proceeds thereof and any other cash held in the Cash Collateral Account in accordance with Section 8.7.

ARTICLE 12   –  [INTENTIONALLY LEFT BLANK]

ARTICLE 13   –  MISCELLANEOUS

Section 13.1                       Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic photocopy (i.e., “PDF”), to it at its address (or facsimile number) set forth on the signature pages hereto.

(b)           Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender.  Each of the Lender and the Borrower may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to all of the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

Section 13.2                       Survival of Agreement, Representations and Warranties, etc.  All warranties, representations and covenants made by any of the Credit Parties herein, in any other Fundamental Document (other than representations under the Hollywood SPA) or in any certificate or other instrument delivered by it or on its behalf in connection with this Credit Agreement or any other Fundamental Document shall be considered to have been relied upon by the Lender and, except for any terminations, amendments, modifications or waivers thereof in accordance with the terms hereof shall survive the making of the Loan herein contemplated and the execution and delivery to the Lender of the Note regardless of any investigation made by the Lender or on their behalf and shall continue in full force and effect so long as any Obligation is outstanding and unpaid.  All statements in any such certificate or other instrument shall constitute representations and warranties by the Credit Parties hereunder.

Section 13.3                       Successors and Assigns: Loan Sales; Participations.

(a)           Whenever in this Credit Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; provided, however, that neither the Borrower nor any other Credit Party may assign its rights hereunder without the prior written consent of the Lender, and all covenants, promises and agreements by or on behalf of any of the Credit Parties which are contained in this Credit Agreement shall inure to the benefit of the successors and assigns of the Lender.

(b)           The Lender may assign to any Person all or a portion of its interests, rights and obligations under this Credit Agreement (including, without limitation, all or a portion of the Loan at the time owing to it and the Note held by it); provided, however, unless an Event of Default has occurred and is continuing the Borrower shall have a right of first refusal to purchase for cash any Loan (or portion thereof) being offered for assignment for a price equal to 102.5% of the amount offered by such Person to the Lender.

Section 13.4                       Expenses; Documentary Taxes.  The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Lender in connection with, or growing out of, any waiver or modification of this Credit Agreement and any other documentation contemplated hereby, and (ii) all reasonable out-of-pocket expenses incurred by the Lender in the enforcement or protection of the rights and remedies of the Lender in connection with this Credit Agreement, the Note or the other Fundamental Documents, or as a result of any transaction, action or non-action arising from any of the foregoing, including, but not limited to, the fees and disbursements of any outside counsel for the Lender.  Such payments shall be made within ten (10) days of written invoice thereof.  The Credit Parties agree, jointly and severally, that they shall indemnify the Lender from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Credit Agreement or the Note.  The obligations of the Borrower under this Section shall survive the termination of this Credit Agreement and the payment of the Loan.

Section 13.5                       Indemnity.  The Credit Parties agree, jointly and severally, to indemnify and hold harmless the Lender and its directors, officers, employees and agents (each an “Indemnified Party”) (to the full extent permitted by Applicable Law) from and against any and all claims, demands, losses, judgments, damages and liabilities (including liabilities for penalties) incurred by any of them as a result of, or arising out of, or by reason of, any investigation, litigation or other proceeding (whether or not the Lender is a party thereto) brought against Lender in its capacity as Lender hereunder relating to the entering into and/or the performing of any Fundamental Document (and not, for the avoidance of doubt, in connection with any Hollywood Closing Documents) or the use of the proceeds of the Loan or the consummation of the transaction contemplated in any Fundamental Document, including, without limitation, the reasonable fees and disbursements of any outside counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding (i) any such losses, liabilities, claims, damages or expenses of an Indemnified Party to the extent they are (A) found in a final, non-appealable judgment by a court to have been incurred by reason of the gross negligence, bad faith, or willful misconduct of such Indemnified Party or (B) as a result of, arising out of, or by reason of completing the Hollywood Acquisition; and (ii) litigation solely between the Borrower and/or any other Credit Party or its Affiliate(s), on the one hand, and the Lender, on the other hand, in connection with this Credit Agreement or the other Fundamental Documents or in any way relating to the transactions contemplated hereby or thereby if. after final non-appealable judgment, the Credit Parties are the prevailing party or parties in such litigation).  If any proceeding, including any governmental investigation, shall be instituted involving any Indemnified Party, in respect of which indemnity may be sought against a Credit Party, such Indemnified Party shall promptly notify the Borrower in writing.  The foregoing indemnity agreement includes any costs incurred by an Indemnified Party in connection with any action or proceeding in connection with which any officer or employee of the Lender is called as a witness or deponent, including, but not limited to, the reasonable fees and disbursements of counsel to the Lender, and any reasonable out of pocket costs incurred by the Lender in appearing as a witness or in otherwise complying with legal process served upon them.  The obligations of the Credit Parties under this Section 13.5 shall survive the termination of this Credit Agreement and the payment of the Loan and shall inure to the benefit of any Person who was a Lender notwithstanding such Person’s assignment of its Loan hereunder.

Section 13.6                        Self Help.  If any Credit Party shall fail to do any act or thing which it has covenanted to do hereunder or under a Fundamental Document, or any representation or warranty of a Credit Party hereunder or under a Fundamental Document shall be breached, the Lender may (but shall not be obligated to), to the extent permitted by Applicable Law, do the same or cause it to be done or remedy any such breach and there shall be added to the Obligations hereunder the cost or expense incurred by the Lender in so doing, and any and all amounts expended by the Lender in taking any such action shall be repayable to it upon its demand therefor and shall bear interest at a rate per annum of two percent (2%) in excess of the rate then in effect for Loan from time to time in effect from the date advanced to the date of repayment.

Section 13.7                        CHOICE OF LAW.  THIS CREDIT AGREEMENT AND THE NOTE SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

Section 13.8                        WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT OR THE SUBJECT MATTER THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THE PROVISIONS OF THIS SECTION 13.8 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS CREDIT AGREEMENT AND ANY OTHER FUNDAMENTAL DOCUMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.8  WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

Section 13.9                       WAIVER WITH RESPECT TO DAMAGES.  EACH CREDIT PARTY ACKNOWLEDGES THAT THE LENDER DOES NOT HAVE ANY FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, ANY CREDIT PARTY ARISING OUT OF OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT AND THE RELATIONSHIP BETWEEN THE LENDER, ON THE ONE HAND, AND THE CREDIT PARTIES, ON THE OTHER HAND, IN CONNECTION THEREWITH IS SOLELY THAT OF DEBTOR AND CREDITOR.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY HERETO SHALL ASSERT, AND EACH PARTY HERETO HEREBY WAIVES, ANY CLAIMS AGAINST ANY OTHER PARTY HERETO ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS CREDIT AGREEMENT, ANY FUNDAMENTAL DOCUMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 13.9 SHALL SUPERSEDE ANY OF THE PROVISIONS OF THE HOLLYWOOD SPA.

Section 13.10                      No Waiver.  No failure on the part of the Lender to exercise, and no delay in exercising, any right, power or remedy hereunder, under the Note or any other Fundamental Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 13.11                      Amendments; etc.  No modification, amendment or waiver of any provision of this Credit Agreement, and no consent to any departure by a Credit Party herefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and acknowledged and agreed to by the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment or modification may adversely affect the rights and obligations of the Lender hereunder without its prior written consent.  No notice to or demand on any of the Credit Parties shall entitle such Credit Party to any other or further notice or demand in the same, similar or other circumstances.  Any holder of the Note (and each participant taking its rights through any such holder) shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not the Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of the Note shall bind any Person subsequently acquiring the Note, whether or not the Note is so marked.

Section 13.12                      Severability.  Any provision of this Credit Agreement or of the Note which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13.13                      SERVICE OF PROCESS; SUBMISSION TO JURISDICTION.

(a)           EACH CREDIT PARTY (EACH A “SUBMITTING PARTY”) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT AND THE SUBJECT MATTER THEREOF.  EACH SUBMITTING PARTY TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE ABOVE-NAMED COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, THE OTHER FUNDAMENTAL DOCUMENTS OR THE SUBJECT MATTER THEREOF (AS APPLICABLE) MAY NOT BE ENFORCED IN OR BY SUCH COURT, AND (B) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER.  EACH SUBMITTING PARTY HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT THE ADDRESS TO WHICH NOTICES ARE TO BE GIVEN TO IT PURSUANT TO SECTION 13.1 HEREOF.  EACH SUBMITTING PARTY AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF EACH OF THE OTHER SUBMITTING PARTIES. FINAL JUDGMENT AGAINST ANY SUBMITTING PARTY IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND BE ENFORCED IN ANY OTHER JURISDICTION (X) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED OR (Y) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION; PROVIDED, HOWEVER, THAT THE LENDER MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST A SUBMITTING PARTY OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OF AMERICA OR OF ANY COUNTRY OR PLACE WHERE THE SUBMITTING PARTY OR SUCH ASSETS MAY BE FOUND.

(b)          Each Credit Party that is organized under the laws of a jurisdiction outside the United States hereby appoints the Company, as its agent for service of process in any matter related to this Credit Agreement or the other Fundamental Documents and the Company, by execution of this Credit Agreement, agrees to accept such appointment.

Section 13.14                      Headings.  Section headings used herein and the Table of Contents are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Credit Agreement.

Section 13.15                      Execution in Counterparts.  This Credit Agreement may be executed by facsimile and in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

Section 13.16                      Subordination of Intercompany Indebtedness; Receivables and Advances.

(a)           The Borrower hereby agrees that no payment on any intercompany Indebtedness or other intercompany receivables or intercompany advances of any other Credit Party, directly or indirectly, in favor of the Borrower of whatever nature at any time outstanding shall be made (i) except intercompany receivables and intercompany advances not prohibited by the terms hereof may be repaid and intercompany Indebtedness permitted pursuant to the terms hereof may be repaid, in each case so long as no Default or Event of Default, shall have occurred and be continuing and (ii) except as specifically consented to by the Lender in writing, until the prior payment in full of all the Obligations and termination of the Commitments.

(b)           In the event that any payment on any such Indebtedness shall be received by the Borrower other than as permitted by Section 13.16(a) before payment in full of all Obligations, such Credit Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Lender all such sums to the extent necessary so that the Lender shall have been paid all Obligations owed or which may become owing.

Section 13.17                      USA Patriot Act.  The Lender hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act or similar foreign statutory requirements, it is required to obtain, verify and record information that identifies the Borrower, which information includes, among other things the name and address of the Borrower, certified copies of a current passport or driving license of the directors of the Borrower, certified copies of utility bills of the Borrower, local authority tax bill or building account statement for the main directors of the Borrower, copies of resolutions authorizing the Borrower to open accounts and details of principal directors, signatories and shareholders of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA Patriot Act or such similar foreign statutory requirements.

Section 13.18                      Entire Agreement.  This Credit Agreement (including the Exhibits and Schedules hereto) represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between any of the parties hereto (other than any fee letter arrangements) prior to the execution of this Credit Agreement which relate to Loan to be made hereunder shall be replaced by the terms of this Credit Agreement.

Section 13.19                      Confidentiality.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) on the advice of the Lender’s counsel, to the extent required by Applicable Laws or by any subpoena or similar legal process (provided, that the Lender shall, to the extent that its employees involved in administration of the Facility become aware of such subpoena or other legal process, provide a copy of such subpoena or similar process to the Borrower, provided, further, that such copy shall be a courtesy only and the Lender shall not have any liability whatsoever to any Credit Party for failure to provide such a copy), (d) on the advice of the Lender’s counsel, to the extent necessary or advisable under the rules and regulations and/or comments of the Securities and Exchange Commission in connection with any of the Lender’s public filings, including with respect to disclosures of “material agreements”, (e) to any other party to this Credit Agreement, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section 13.19, to (i) any bona fide assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Credit Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (h) with the consent of the Borrower, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Lender on a non-confidential basis from a source other than a Credit Party and not actually known to the Lender to be subject to a confidentiality obligation to Borrower or any of its Subsidiaries with respect to such Information.  For the purposes of this Section, “Information” means all information received from the Borrower, any of its Subsidiaries or any of its Affiliates relating to the Borrower, any Subsidiary and their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by such Credit Party; provided, that in the case of information received from a Credit Party or Pledgor after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 13.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.20                      Foreign Currency Conversion.  If the net amount of any payment received by or on behalf of the Lender hereunder, after such amount has (in the case of an amount received in a currency other than Dollars and/or received outside the United States) been converted into Dollars and transferred to the Lender, as the case may be, in accordance with normal banking procedures, is less than the amount otherwise then due and owing by a Credit Party to the Lender hereunder, or if the Lender is unable to immediately convert and transfer any such amount as aforesaid, then each Credit Party agrees as a separate Obligation to the Lender to indemnify the Lender against the loss incurred by reason of such shortfall or delay.

Section 13.21                      Breach of Hollywood SPA.  Notwithstanding anything contained herein to the contrary, this Credit Agreement shall not limit in any manner the liability of the Lender for a breach of the Hollywood SPA by the Lender (but solely in its capacity thereunder as the “Selling Stockholder”).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and the year first written.

KEY BRAND ENTERTAINMENT INC.

By:	/s/ John Gore
Name:
Title:

THEATRE DIRECT NY, INC.

By:	/s/ John Gore
Name:
Title:

Address for Notices for the Borrower and the Company:

1619 Broadway, 9th Floor
New York, NY 10019
Attention: John Gore and Liam Lynch
Facsimile: (917) 421-5430

And to:

10880 Wilshire Boulevard, Suite 870
Los Angeles, CA 90024
Attention: David Bauer Stern, Esq. and Tom McGrath
Facsimile: (310) 446-4930

With a copy (which shall not constitute notice) to:

Frederick W. Gartside, Esq.
Elkins Kalt Weintraub Reuben Gartside LLP
1800 Century Park East
Seventh Floor
Los Angeles, California 90067
Facsimile: (310) 746-4495

[Signature Page to Key Brand Entertainment Inc.
Second Lien Credit, Security and Pledge Agreement]

HOLLYWOOD MEDIA CORP.,
as the Lender

By:	/s/ Mitchell Rubenstein
Name: Mitchell Rubenstein
Title: Chairman and CEO

Address for Notices:
c/o Mitchell Rubenstein
560 Broadway, Suite 404
New York, NY 10012
Facsimile: (561) 998-2974

With a copy (which shall not constitute notice) to:

S. Scott Parel, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: (212) 310-8000

[Signature Page to Key Brand Entertainment Inc.
Second Lien Credit, Security and Pledge Agreement]